Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: ZYNEX, INC., et al., Debtors.[1]	§ § § § § § §	Chapter 11 Case No. 25-90810 (ARP) (Jointly Administered)

THIRD AMENDED COMBINED DISCLOSURE STATEMENT AND JOINT PLAN OF

REORGANIZATION OF ZYNEX, INC. AND ITS AFFILIATED DEBTORS

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

REED SMITH LLP
Omar J. Alaniz (24040402)
Dylan T.F. Ross (24104435)
2850 N. Harwood Street, Suite 1500
Dallas, Texas 75230
Telephone: (469) 680-4200
Facsimile: (469) 680-4299
Email:oalaniz@reedsmith.com
dylan.ross@reedsmith.com

SIMPSON THACHER & BARTLETT LLP
Elisha D. Graff (admitted pro hac vice)
Moshe A. Fink (admitted pro hac vice)
Rachael L. Foust (admitted pro hac vice)
Zachary Weiner (admitted pro hac vice)
425 Lexington Avenue
New York, NY 10017
Telephone:(212) 455-2000
Facsimile: (212) 455-2502
Email: egraff@stblaw.com
moshe.fink@stblaw.com
rachael.foust@stblaw.com
zachary.weiner@stblaw.com

Co-Counsel for Debtors and Debtors in Possession

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtors’ federal tax identification number, are: Zynex, Inc. (5169); Zynex Monitoring Solutions, Inc. (4516); Zynex NeuroDiagnostics, Inc. (4515); Zynex Medical, Inc. (1963); Pharmazy, Inc. (0056); Kestrel Labs, Inc. (3775); and Zynex Management LLC (1267). The location of the Debtors’ service address for purposes of these chapter 11 cases is: 9655 Maroon Circle Englewood, CO 80112. A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Zynex.

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C. Postpetition Sale Process	22
Article III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	23
A. Unclassified Claims	23
1. Administrative Expense Claims	23
2. DIP Claims	24
3. Priority Tax Claims	24
4. Professional Fee Claims	24
B. Classification and Treatment of Claims and Interests	25
1. Classification General	25
2. Formation of Debtor Groups for Convenience Only	25
3. Summary of Classification and Projected Recoveries	25
C. Treatment of Claims and Interests	26
1. Other Priority Claims (Class 1)	26
2. Convertible Notes Claims (Class 2)	26
3. General Unsecured Claims (Class 3)	27
4. Intercompany Claims (Class 4)	27
5. Intercompany Interests (Class 5)	27
6. Existing Interests (Class 6)	28
D. Reservation of Rights Regarding Claims	28
E. Subordination of Claims	28
F. Postpetition Interest on Claims	28
G. Insurance	28
H. Confirmation Without Acceptance by All Impaired Classes	28
I. Elimination of Classes	28
J. Class Without Voting Claim Holders	29
Article IV MEANS FOR IMPLEMENTATION OF THE PLAN	29
A. Restructuring Transactions	29
B. Cancellation of Existing Securities Agreements	29

C. Corporate and Organizational Existence	30
D. Managers, Directors and Officers of Reorganized Debtors; Corporate Governance	31
E. Corporate Action	31
F. New Common Shares	31
G. Release of Liens	31
H. Vesting of Assets and Causes of Action	32
I. Exemption from Certain Transfer Taxes and Recording Fees	32
J. Management Incentive Plan	32
K. Reserved.	32
L. GUC Trust	32
1. Creation and Funding of the GUC Trust.	32
2. Governance of the GUC Trust.	33
3. Purpose of the GUC Trust, GUC Trust Beneficiaries and Waterfall.	33
4. Certain Tax Matters.	33
M. Compromise and Settlement of Claims, Interests and Controversies.	34
N. Further Authorization	34
Article V DISTRIBUTIONS	34
A. Distributions Generally	34
B. No Postpetition or Default Interest on Claims	34
C. Date of Distributions	35
D. Distribution Record Date	35
E. Disbursing Agent and GUC Trustee	35
F. Delivery of Distributions	35
G. Undeliverable Distributions and Unclaimed Property	35
H. Manner of Payment Under Plan	36
I. Minimum Distributions	36
J. No Distribution in Excess of Amount of Allowed Claim	36
K. Allocation of Distributions Between Principal and Interest	36

L. Setoffs and Recoupments	36
M. Withholding and Reporting Requirements	36
N. Claims Paid or Payable by Third Parties	37
Article VI PROCEDURES FOR DISPUTED CLAIMS	37
A. Allowance of Claims	38
B. Objections to Claims	38
C. Estimation of Claims	38
D. No Distributions Pending Allowance	38
E. Resolution of Claims	38
F. Disallowed Claims	39
Article VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	39
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B. Cure of Defaults Under Assumed Contracts	40
C. Claims Based on Rejection of Executory Contracts and Unexpired Leases	40
D. Contracts and Leases Entered Into After the Petition Date	41
E. Insurance Policies and Indemnification	41
F. Reservation of Rights	41
Article VIII CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	41
A. Conditions Precedent to the Effective Date	41
B. Waiver of Conditions to Confirmation or the Effective Date	42
C. Notice of Occurrence of Effective Date	42
Article IX EFFECT OF PLAN CONFIRMATION	42
A. Vesting of Assets; Continued Corporate Existence	42
B. Binding Effect	43
C. Discharge of Claims and Termination of Interests	43
D. Injunction	43
E. Exculpation	44
F. Releases	44

G. Retention of Jurisdiction	45
H. Jurisdiction of Certain Other Agreements.	47
I. Securities and Exchange Commission Reservation.	47
Article X MISCELLANEOUS PROVISIONS	47
A. Payment of Statutory Fees	47
B. Amendment or Modification of the Plan	47
C. Substantial Consummation	48
D. Reservation of Rights Regarding Certain Matters	48
E. Exhibits and Schedules	48
F. Severability of Plan Provisions	48
G. Successors and Assigns	48
H. Revocation, Withdrawal, or Non-Consummation	48
I. Governing Law	49
J. Immediate Binding Effect	49
K. Entire Agreement	49
L. Votes Solicited in Good Faith	49
M. Closing of Chapter 11 Cases	49
N. Waiver or Estoppel	49
O. Notice	49
1. The Debtors	49
2. The Committee	50
3. The Ad Hoc Noteholder Group	50
Article XI CONFIRMATION OF THE PLAN	50
A. VOTING PROCEDURES AND REQUIREMENTS	50
B. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN	51
1. The Best Interest of Creditors Test and Liquidation Analysis	52
2. Valuation	52
3. Feasibility	52

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4. Acceptance by an Impaired Class	53
5. Confirmation Without Acceptance by All Impaired Classes; “Cram Down”	53
Article XII PLAN-RELATED RISK FACTORS	54
A. GENERAL BANKRUPTCY LAW AND PLAN RELATED CONSIDERATIONS	55
1. There May Be Objections to the Classification of Claims and Interests	55
2. The Debtors May Run Out of Financing	55
3. The Debtors May Not Get Enough Votes to Confirm the Plan	55
4. Non-Confirmation of Plan	55
5. Parties in Interest May Object to the Plan’s Amount or Classification of Claims or Interests	56
6. Non-Occurrence or Delayed Occurrence of the Effective Date	56
7. The Releases, Injunction or Exculpation Provisions May Not be Approved	56
8. Allowed Administrative Expense Claims and Other Priority Claims May be Higher than Anticipated	57
9. Risk Affecting Potential Recoveries of Holders of Claims in Voting Classes	57
B. RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS	57
C. BUSINESS AND INDUSTRY RISKS	57
1. The Debtors’ Business May Fail to be Successful Post Sale and the holders of the New Common Shares May Face Risks	57
2. Reimbursement from Third-Party Payors Impacts the Debtors’ Business	57
3. Estimation Risks Could Impact Revenue Recognition and Cash Collections	59
4. Healthcare Legislation and Other Healthcare Industry and Spending Changes May Have Significant Impacts	59
5. Reduced Prescriptions for the Debtors’ Products Will Result in Reduced Revenue	61
6. Third-Party Suppliers and Manufacturers Impact the Debtors’ Business	62
7. Product Liability Claims are an Inherent Risk in the Debtors’ Business	62
8. Regulatory Clearance and Recalls Impact the Debtors’ Business	62
9. Intellectual Property Defense Costs Could be Significant	63
10. Data Privacy is Important in the Medical Device Space	63
D. DISCLOSURE STATEMENT DISCLAIMER	64

1. Information Contained Herein Is for Soliciting Votes	64
2. This Plan and Disclosure Statement Was Not Reviewed or Approved by the Securities and Exchange Commission	64
3. This Plan and Disclosure Statement May Contain Forward Looking Statements	64
4. No Legal or Tax Advice Is Provided to You by this Plan and Disclosure Statement	64
5. No Admissions Made	64
6. No Waiver of Right to Object or Right to Recover Transfers and Assets	64
7. Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors	65
8. Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update	65
9. No Representations Outside the Plan and Disclosure Statement are Authorized	65
E. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	65
1. Alternative Plan(s)	65
2. Liquidation Under Chapter 7	65
3. Dismissal of the Chapter 11 Cases	66
Article XIII CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	66
A. General Tax Considerations	66
B. Certain U.S. Federal Income Tax Consequences to the Debtors	67
C. Certain U.S. Federal Income Tax Consequences for U.S. Holders of Class 2 and Class 3 Claims	67
D. U.S. Federal Income Taxation of the GUC Trust	68
E. Information Reporting and Withholding	69
F. Reservation of Rights	70
Article XIV CONCLUSION, RECOMMENDATION, AND CONFIRMATION REQUEST	70

TABLE OF EXHIBITS

Exhibit A      Global Settlement Term Sheet

INTRODUCTION AND DISCLAIMERS

Zynex, Inc. and its affiliated debtors (collectively, the “Debtors,” the “Company” or “Zynex”) in the above-captioned cases propose the following Third Amended Combined Disclosure Statement and Joint Plan of Reorganization of Zynex, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits and schedules hereto, and as may be amended, modified, or supplemented from time to time, this “Disclosure Statement,” “Plan and Disclosure Statement,” or “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors. Other agreements and documents supplement this Plan and have been or will be filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in this Plan and Disclosure Statement and will be available for review prior to the Voting Deadline.

This Plan and Disclosure Statement contains certain statutory provisions and describes certain events in these Chapter 11 Cases and certain documents related to the Plan and Disclosure Statement that may be attached and are incorporated by reference. Although the Debtors believe that this information is fair and accurate, this information is qualified in its entirety to the extent that it does not set forth the entire text of such documents or statutory provisions or every detail of such events. The information contained herein or attached hereto is made only as of the date of this Plan and Disclosure Statement. There can be no assurances that the statements contained herein will be correct at any time after this date.

This Plan and Disclosure Statement has been prepared in accordance with §§ 1123 and 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 and not necessarily in accordance with federal or state securities laws or other non-bankruptcy laws. This Plan and Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association, nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein. No other governmental or other regulatory agency approvals have been obtained as of the date of the mailing of this Plan and Disclosure Statement.

The Debtors submit the Disclosure Statement, as may be amended from time to time, under § 1125 of the Bankruptcy Code and Rule 3016 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) to all of the Debtors’ known Holders of Claims entitled to vote on the Plan.

The purpose of this Disclosure Statement is to provide adequate information to enable Holders of Claims who are entitled to vote on the Plan to arrive at a reasonably informed decision in exercising their respective right to vote on the Plan. All section references in this Plan and Disclosure Statement are to the Bankruptcy Code unless otherwise indicated.

The Disclosure Statement sections hereof are not intended to replace a careful review and analysis of the Plan terms, including the specific treatment of Claims and Interests under the Plan. They are submitted as an aid and supplement to your review of the Plan terms and to explain the terms of the Plan. Every effort has been made to fairly summarize the Plan and to inform Creditors and Interest Holders how various aspects of the Plan affect their respective positions. If any questions arise, the Debtors urge you to contact the Debtors’ counsel. These attorneys will attempt to resolve your questions. You are also encouraged to consult with your own counsel. The Debtors’ counsel is unable to give you legal advice about your claims or how you should vote on the Plan. The counsel for the Debtors are available to answer any questions that your counsel may have regarding the Plan and Disclosure Statement.

In preparing this Plan and Disclosure Statement, the Debtors relied on financial data derived from their books and records or that was otherwise made available to them at the time of such preparation and on various assumptions regarding the Debtors’ business. Although the Debtors believe that such financial information fairly reflects the financial condition of the Debtors as of the date hereof and that the assumptions regarding future events reflect reasonable business judgments, no representations or warranties are made as to the accuracy of the financial information contained herein or assumptions regarding the Debtors’ business and their future results and operations. Except where specifically noted, the financial information contained in this Plan and Disclosure Statement and in the related exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States or any other jurisdiction.

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This Plan and Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation or waiver. A party with standing may object to claims after the Confirmation or Effective Date of the Plan irrespective of whether this Plan and Disclosure Statement identifies any such objections to Claims.

The Debtors are making the statements and providing the financial information contained in this Plan and Disclosure Statement as of the date hereof, unless otherwise specifically noted. Although the Debtors may subsequently update the information in this Plan and Disclosure Statement, the Debtors do not have an affirmative duty to do so, and expressly disclaim any duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Holders of Claims and Interests reviewing this Disclosure Statement should not infer that, at the time of their review, the facts set forth herein have not changed since this Disclosure Statement was filed. Information contained herein is subject to completion or amendment. The Debtors reserve the right to file an amended plan and disclosure statement.

Confirmation and effectiveness of the Plan are subject to certain material conditions precedent described in Article VIII of the Plan. There is no assurance that the Plan will be confirmed or, if confirmed, that such material conditions precedent will be satisfied or waived. You are encouraged to read this Plan and Disclosure Statement in its entirety, including, but not limited to Article XII of this Plan and Disclosure Statement entitled “Plan-Related Risk Factors,” before submitting your ballot to vote to accept or reject the Plan.

The Debtors have not authorized any entity to give any information about or concerning the Plan and Disclosure Statement other than that which is contained in this Plan and Disclosure Statement. The Debtors have not authorized any representations concerning the Debtors or the value of its property other than as set forth in this Plan and Disclosure Statement.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims and Interests (including those Holders of Claims or Interests who are not entitled to vote on the Plan) will be bound by the terms of the Plan and any transactions contemplated thereby.

The contents of this Plan and Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or Holder of an Interest should consult their own legal counsel and accountant as to legal, tax and other matters concerning their Claim or Interest. This Plan and Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

Nothing contained herein shall constitute an admission of any fact or liability by any party or be deemed evidence of the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Interests.

The Debtors, the Consenting Noteholders, and the Committee support confirmation of the Plan and recommend all Holders of Claims entitled to vote on the Plan to vote to accept the Plan.

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Article I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Defined Terms

Capitalized terms used herein shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.“503(b)(9) Claim” means a Claim pursuant to § 503(b)(9) of the Bankruptcy Code for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ business.

2.“Ad Hoc Noteholder Group” means that certain group of Consenting Noteholders represented by Brown Rudnick LLP and Porter Hedges LLP.

3.“Administrative Expense Claim” means a Claim against the Debtors or its Estate for costs or expenses of administration of the Estate pursuant to §§ 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under §§ 330(a) or 331 of the Bankruptcy Code, including Professional Fee Claims; (c) all fees and charges assessed against the Estate under Chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; and (d) 503(b)(9) Claims.

4.“Administrative Expense Claims Bar Date” means the date by which a request for payment of administrative expenses must be filed and is thirty (30) days after the Effective Date.

5.“Affiliate” has the meaning set forth in § 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were the Debtors.

6.“Allowed” means with respect to Claims: (a) any Claim (i) for which a proof of Claim has been timely filed on or before the applicable Bar Date (or for which a proof of Claim is not required to be filed pursuant to the Bankruptcy Code or a Final Order); or (ii) that is identified in the Schedules as of the Effective Date as not disputed, not contingent and not unliquidated, and for which no proof of Claim has been timely Filed; provided that, in each case, any such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been filed or such an objection has been filed and the Claim thereafter has been Allowed by a Final Order; or (b) any Claim expressly deemed allowed by the Plan or allowed by a Final Order of the Bankruptcy Court (including pursuant to any stipulation or settlement agreement approved by the Bankruptcy Court). Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims.

7.“Assumed Contracts” means those Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to this Plan.

8.“Auction” means the auction to determine the Plan Sponsor conducted in accordance with the Bidding Procedures.

9.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, Causes of Action, Claims, or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under sections 510 and 541–553 of the Bankruptcy Code, regardless of whether or not such action has been commenced prior to the Effective Date.

10.“Ballot” means the applicable form or forms of ballot(s) distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates either acceptance or rejection of the Plan and (when applicable) any election for treatment of such Claim under the Plan.

11.“Bankruptcy Code” means Title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.

12.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the District Court.

13.“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, and the general, local, and chamber rules of the Bankruptcy Court, as now in effect or hereafter amended.

14.“Bar Date” means the applicable bar date by which a proof of Claim or request for payment of an administrative claim must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

15.“Bar Date Order” means the Order (I) Establishing Deadlines and Procedures for Filing Proofs of Claim; (II) Approving Form and Manner of Notice Thereof; and (III) Granting Related Relief [Docket No. 168].

16.“Bidding Procedures” has the meaning set forth in the Bidding Procedures Motion.

17.“Bidding Procedures Motion” means the Debtors’ Motion for Entry of an Order (I) Approving Bidding Procedure in Connection with the Plan Sponsor Selection, (II) Authorizing Stalking Horse Selection, (III) Scheduling an Auction, and (IV) Granting Related Relief [Docket No. 55].

18.“Bidding Procedures Order” means the Order (I) Approving Bidding Procedures in Connection with the Plan Sponsor Selection, (II) Authorizing Stalking Horse Selection, (III) Scheduling an Auction, and (IV) Granting Related Relief [Docket No. 202].

19.“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

20.“Cash” means legal tender of the United States of America and equivalents thereof.

21.“Cause of Action” means, without limitation, any and all claims, causes of action, proceeding, agreement, Claim, cause of action, controversy, demand, debt, right, action, Avoidance Actions, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, injury, remedy defense, offset, power, privilege, recoupment, cross-claim, counterclaim, third-party claim or action, indemnity claim, contribution claim, or any other claim, known or unknown, contingent or non- contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or to accrue, foreseen or unforeseen, whether assertable directly or derivatively, whether pending in litigation or otherwise, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.

22.“Chapter 11 Cases” means the above-captioned jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court from the Petition Date through the Effective Date.

23.“Claim” has the meaning set forth in § 101(5) of the Bankruptcy Code.

24.“Claims Objection Deadline” means the day that is 180 days after the Effective Date.

25.“Class” means a class of Claims, as described in Article III of this Plan and Disclosure Statement.

26.“Committee” means the Official Committee of Unsecured Creditors of the Debtors appointed on January 7, 2026 by the Office of the United States Trustee in the Chapter 11 Cases [Docket No. 108].

27.“Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

28.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.“Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of this Plan, as such hearing may be continued.

30.“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to § 1129 of the Bankruptcy Code and approving the adequacy of the Disclosure Statement pursuant to § 1125 of the Bankruptcy Code.

31.“Consenting Noteholder” means any Holder of Convertible Notes that is party to the Restructuring Support Agreement.

32.“Convertible Noteholders” means, collectively, the Holders of the Convertible Notes.

33.“Convertible Notes” means the Zynex, Inc. 5.00% Senior Convertible Notes due 2026.

34.“Convertible Notes Claims” means Claims against the Debtors on account of obligations, interest, fees and other amounts arising under and payable pursuant to the Convertible Notes Indenture.

35.“Convertible Notes Indenture” means that certain Indenture, dated as of May 9, 2023 (as amended, restated, supplemented, or otherwise modified prior to the date hereof) between Zynex, Inc., as Issuer, and the Convertible Notes Indenture Trustee.

36.“Convertible Notes Indenture Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the Convertible Notes Indenture.

37.“Creditor” means a “creditor,” as defined in section 101(10) of the Bankruptcy Code.

38.“Cure Amount” means all costs required of the Debtors to cure any and all monetary defaults, including pecuniary losses, under an Assumed Contract pursuant to section 365 of the Bankruptcy Code, which shall be set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases or such other notice pursuant to the Solicitation Order.

39.“D&O Insurance Policies” means all insurance policies for directors’, managers’ or officers’ liability that have been issued at any time on or prior to the Effective Date to any of the Debtors.

40.“Debtors” means, collectively, Zynex, Inc., Zynex Monitoring Solutions, Inc., Zynex NeuroDiagnostics, Inc., Zynex Medical, Inc., Pharmazy, Inc., Kestrel Labs, Inc., and Zynex Management LLC.

41.“DIP Claim” means a Claim against the Debtors on account of the DIP Obligations.

42.“DIP Credit Agreement” means the Senior Secured Debtor-In-Possession Credit Agreement, dated as of December 17, 2025, entered into by and among Zynex, Inc., as borrower, the guarantors party thereto, the lenders party thereto, and the DIP Financing Agent.

43.“DIP Financing Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement and the Final DIP Order.

44.“DIP Financing Documents” means, collectively, the DIP Credit Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, and other security documents evidencing the DIP Financing Facility.

45.“DIP Financing Facility” means the debtor-in-possession financing facility to be provided to the Debtors in accordance with the terms, and subject in all respects to the terms and conditions, as set forth in the DIP Financing Documents and the DIP Orders.

46.“DIP Lenders” means, collectively, the lenders under the DIP Credit Agreement and their respective successors and permitted assigns and any subsequent lender that becomes a party thereto in accordance with the terms thereof.

47.“DIP Motion” means the Debtors’ Emergency Motion for Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 362, 364, 503(b) and 507(a), Fed. R. Bankr. P. 2002, 4001, 6003 and 9014 and Rule 2002-1(a) and 4001-1 of the Local Bankruptcy Rules (I) Authorizing the Debtors to Obtain Post-Petition Secured Debtor-In-Possession Financing; (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing ; and (V) Granting Related Relief [Docket No. 16].

48.“DIP Obligations” has the meaning ascribed to it in the DIP Term Sheet, and includes, without limitation, the aggregate principal amount of all term loan advances, interest, fees, costs and expenses under the DIP Financing Facility (including, without limitation, the Back-Stop Fee, the Upfront Fee, the Exit Fee and the Minimum Return Payment, as each term is defined in the DIP Credit Agreement).

49.“DIP Order” means, as applicable, the Interim DIP Order and the Final DIP Order, each approving the DIP Facility and authorizing entry into the DIP Financing Documents.

50.“DIP Term Sheet” means the term sheet setting forth the material terms of the DIP Financing Facility attached to the Restructuring Term Sheet as Annex 2.

51.“Disallowed” means all or such part of a Claim (a) that is disallowed under this Plan, by a Final Order of the Bankruptcy Court or other court of competent jurisdiction, or pursuant to a settlement or stipulation pursuant to the authority of the Debtors or the GUC Trustee; (b) is listed on the Schedules as zero or as contingent, disputed or unliquidated and as to which no proof of Claim or request for payment of an Administrative Expense Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law or the Plan; (c) is not listed on the Schedules and as to which no proof of Claim or request for payment of an Administrative Expense Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law or the Plan; (d) has been withdrawn by agreement of the Debtors and the Holder thereof; or (e) has been withdrawn by the Holder thereof.

52.“Disbursing Agent” means an entity selected to make Distributions at the direction of the Reorganized Debtors or the Plan Sponsor, which may be Epiq or, with respect to the Convertible Notes Claims, the Convertible Notes Indenture Trustee.

53.“Disclosure Statement” has the meaning set forth in the introduction hereto.

54.“Disputed Claim” means (a) any Claim as to which the Debtor, the GUC Trustee or other party in interest have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtors, the GUC Trustee, or other party in interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order; (b) any Claim scheduled by the Debtors as contingent, unliquidated, or disputed; (c) any Claim which amends a claim scheduled by the Debtors as contingent, unliquidated, or disputed; or (d) any Claim prior to it having become an Allowed Claim.

55.“Disputed Claims Reserve” means reserve fund(s), if any, established by the GUC Trustee to hold assets on account of, and for the benefit of, Holders of Disputed Claims.

56.“Distribution” means a distribution under the Plan of property to a Holder of a Claim on account of such Claim.

57.“Distribution Date” means a date or dates, as determined by the Reorganized Debtors or GUC Trustee, as applicable, in accordance with the terms of this Plan, on which the Reorganized Debtors or GUC Trustee, as applicable, make a distribution to Holders of Allowed Claims.

58.“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court.

59.“District Court” means the United States District Court for the Southern District of Texas.

60.“Document Website” means the internet address https://dm.epiq11.com/case/zynex/info, at which the Plan and Disclosure Statement and any amendments or supplements thereto shall be available to any party in interest and the public, free of charge.

61.“DOJ” means the United States Department of Justice.

62.“DTC’ means The Depository Trust Company.

63.“Effective Date” means the date that is a Business Day, on which (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article VIII of the Plan have become satisfied or waived in accordance with the Plan; and (c) the Plan is declared effective.

64.“Entity” has the meaning set forth in § 101(15) of the Bankruptcy Code.

65.“Epiq” means Epiq Corporate Restructuring, LLC.

66.“Equity Transaction” has the meaning given in the Bidding Procedures Motion.

67.“Estate” or “Estates” means the estate created for the Debtors in their Chapter 11 Cases pursuant to § 541 of the Bankruptcy Code.

68.“Excess Sale Proceeds” means proceeds, if any, of any Successful Bid that is not the Stalking Horse Bid in excess of: (i) the DIP Obligations, (ii) Allowed Administrative Expense Claims, (iii) Allowed Priority Tax Claims, and (iv) the New Money GUC Trust Funding.

69.“Exculpated Parties” means, collectively, (i) the Debtors and (ii) the members of the Committee.

70.“Executory Contract” means a contract to which the Debtors are a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code, as applicable.

71.“Exhibit” means an exhibit annexed to either this Plan and Disclosure Statement, as amended, modified, or supplemented from time to time.

72.“Existing Interests” means all Interests in Zynex, Inc. as of the Petition Date.

73.“File,” “Filed,” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

74.“Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 362, 364, 503(b) and 507(a), Fed. R. Bankr. P. 2002, 4001, 6003 and 9004 and Rule 2002-1(a) and 4001-1 of the Local Bankruptcy Rules (I) Authorizing the Debtors to Obtain Post-Petition Secured Debtor-in-Possession Financing; (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Modifying the Automatic Stay; and (IV) Granting Related Relief [Docket No. 204].

75.“Final Distribution Date” means, with respect to a particular Class of Claims, the Distribution Date upon which final Distributions to claimants in the Class are to be made.

76.“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request re-argument or further review or rehearing has expired and no appeal, petition for certiorari, or request for re-argument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for re-argument, further review, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal, petition for certiorari, or request for re-argument, further review, or rehearing has been or can be taken or granted.

77.“Former D&Os” means all of the directors and officers of the Debtors that were not directors or officers on the Petition Date.

78.“General Bar Date” means February 10, 2026 at 5:00 p.m. (Central Time), the date by which each Holder of a Claim against the Debtors must file a proof of Claim.

79.“General Unsecured Claim” means any Claim against the Debtors that is (a) unpaid as of the Effective Date, and (b) is not an Administrative Expense Claim, DIP Claim, Claim for a Cure Amount, Priority Tax Claim, Other Priority Claim, Convertible Notes Claim, or Intercompany Claim.

80.“Global Settlement Term Sheet” means the term sheet attached hereto as Exhibit A, setting forth the key terms of the global settlement reached among the Debtors, Ad Hoc Noteholder Group and the Committee with respect to, among other things, the Plan.

81.“Governmental Unit” means a “governmental unit,” as defined in § 101(27) of the Bankruptcy Code.

82.“GUC Trust” means a trust to be established, pursuant to the Plan and the GUC Trust Agreement, for the benefit of Holders of Allowed General Unsecured Claims and Allowed Convertible Notes Claims.

83.“GUC Trust Agreement” means the trust agreement and any related documentation to be entered into by and among the Debtors and the GUC Trustee, which shall govern the terms of the GUC Trust, and which shall be substantially in the form included in the Plan Supplement, consistent with the Global Settlement Term Sheet and otherwise reasonably acceptable in form and substance to the Ad Hoc Noteholder Group (if the Stalking Horse Bidder is the Plan Sponsor) and the Committee, such consent not to be unreasonably withheld.

84.“GUC Trust Assets” means the assets to be transferred to the GUC Trust on the Effective Date in accordance with the Global Settlement Term Sheet and the Plan, the Confirmation Order and the GUC Trust Agreement, including, for the avoidance of doubt (i) certain of the D&O Insurance Policies, and (ii) the GUC Trust Claims and Causes of Action.

85.“GUC Trust Beneficiaries” means the Holders of GUC Trust Interests.

86.“GUC Trust Claims and Causes of Action” means all Estate Claims and Causes of Action, including Avoidance Actions, other than any Claims or Causes of Action (including Avoidance Actions) against: (i) continuing vendors, suppliers or contract counterparties of the Debtors or Reorganized Debtors, as determined by the Reorganized Debtors; (ii) any director, officer or employee of the Debtors as of the Petition Date (other than as set forth herein); (iii) the members of the Special Committee; and (iv) any other “Released Party” under the Plan. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, GUC Trust Claims and Causes of Action shall include all Claims and Causes of Action against (i) Thomas Sandgaard and any other non-Debtor Entity in which Thomas Sandgaard holds an interest, Anna Lucsok, and Daniel Moorhead, and (ii) Michael Cress, Joshua Disbrow and Barry Michaels, solely with respect to conduct by such directors before December 11, 2025.

87.“GUC Trust Class A Interests” means, in the event the Stalking Horse Bidder is the Successful Bidder and the Plan Sponsor, the interests in the GUC Trust held by providers of the New Money GUC Trust Funding, distributions of which will be made in accordance with the Global Settlement Term Sheet and GUC Trust Agreement. For the avoidance of doubt, if the Stalking Horse Bidder is not the Successful Bidder, there will be no GUC Trust Class A Interests.

88.“GUC Trust Class B Interests” means the interest in the GUC Trust to be distributed to Holders of Allowed Convertible Notes Claims and Holders of Allowed General Unsecured Claims in accordance with the Plan and the Global Settlement Term Sheet.

89.“GUC Trust Funding” means, collectively, (i) the New Money GUC Trust Funding, and (ii) any amounts budgeted for Committee professionals under the budget attached to the Final DIP Order that remain after final allowance and payment of Committee professional fees and expenses.

90.“GUC Trust Interests” means, collectively, the GUC Trust Class A Interests and the GUC Trust Class B Interests.

91.“GUC Trustee” means the Person selected by the Committee, to be reasonably acceptable to the Ad Hoc Noteholder Group if the Stalking Horse Bidder is the Plan Sponsor (such consent not to be unreasonably withheld), and identified in the Plan Supplement, to serve as the trustee of the GUC Trust, and any successor thereto, appointed pursuant to the GUC Trust Agreement.

92.“Holder” means a Person or Entity holding a Claim against, or an Interest in, the Debtors, as the context requires.

93.“Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of § 1124 of the Bankruptcy Code.

94.“Intercompany Claim” means any Claim against the Debtors held by a non-Debtor Affiliate.

95.“Interest” means the rights of the Holders of the partnership interests, membership interests or other equity interests in the Debtors and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in the Debtors and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

96.“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 259].

97.“Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 105, 362, 364, 503(b) and 507(a), Fed. R. Bankr. P. 2002, 4001, 6003 and 9004 and Rule 2002-1(a) and 4001-1 of the Local Bankruptcy Rules (I) Authorizing the Debtors to Obtain Post-Petition Secured Debtor-in-Possession Financing; (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Modifying the Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief [Docket No. 41].

98.“Investigation” has the meaning given in Section II.B.6 hereof.

99.“IRS” means the United States Internal Revenue Service.

100.“Lien” has the meaning set forth in § 101(37) of the Bankruptcy Code.

101.“MIP” means a post-emergence management incentive plan to be established on the Effective Date in the event the Stalking Horse Bidder is the Plan Sponsor, providing for the issuance of equity or equity-based awards equal to up to 10% of the New Common Shares, with the form of the awards (i.e., options, restricted stock or units, appreciation rights, etc.), the participants in the MIP, the allocations of the awards to such participants (including the amount of allocations and the timing of the grant of the awards), the terms and conditions of the awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) to be determined by the New Board in consultation with the Company’s Chief Executive Officer.

102.“New Board” means the initial board of directors (or similar governing body) of Reorganized Zynex as selected in accordance with the New Organizational Documents and the Restructuring Term Sheet and as disclosed in the Plan Supplement.

103.“New Common Shares” means the common stock of Reorganized Zynex, to be issued to the Plan Sponsor in connection with the Restructuring Transactions

104.“New Money GUC Trust Funding” means, collectively, as set forth in the Global Settlement Term Sheet, (i) $750,000, to be contributed to the GUC Trust (a) by the Ad Hoc Noteholder Group, solely in the event the Stalking Horse Bidder is the Plan Sponsor, or (b) from the proceeds of any sale to the Successful Bidder (for the avoidance of doubt, after payment in full in cash of, among other things, the DIP Obligations), in the event the Stalking Horse Bidder is not the Plan Sponsor, and (ii) additional amounts (if any) contributed to the GUC Trust by members of the Committee, which, in each of the preceding clauses (i)(a) and (ii), shall be a subject to a 1.3x multiple on invested capital (MOIC), on the terms set forth in the GUC Trust Agreement. For the avoidance of doubt, in the event the Stalking Horse Bidder is not the Plan Sponsor, the New Money GUC Trust Funding shall not be subject to a multiple on invested capital or otherwise returned to the Plan Sponsor.

105.“New Organizational Documents” means the new Organizational Documents of Reorganized Zynex and its direct or indirect subsidiaries, as applicable, and the identity of proposed members of the New Board, including any shareholders agreement, registration agreement, or similar document.

106.“Noteholders” means the holders of the Convertible Notes.

107.“Notice of Occurrence of Effective Date” means the notice filed in accordance with Section VIII.C of this Plan.

108.“Notice Parties” means, collectively, the parties listed in Section X.O.

109.“Objection Deadline” means the deadline to File objections to Confirmation of this Plan, which is March 12, 2026 at 11:59 p.m. (prevailing Central Time), as may be extended by the Debtors with the consent of the Consenting Noteholders, or any other deadline to File objections to Confirmation of this Plan established by the Bankruptcy Court.

110.“Ordinary Course Professionals Order” means the Order (I) Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 260].

111.“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

112.“Other Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim or a Priority Tax Claim.

113.“Person” has the meaning set forth in § 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

114.“Petition Date” means December 15, 2025, the date on which the Debtors began Filing their petitions for relief commencing the Chapter 11 Cases.

115.“Plan” has the meaning set forth in the introduction hereto.

116.“Plan Funding” means (i) the Debtors’ Cash on hand and (ii) the Sale Proceeds, if any.

117.“Plan Sponsor” means the Successful Bidder, which may be the Stalking Horse Bidder, or one or more entities to be formed by the Successful Bidder, to be designated by the Debtors and disclosed in the Plan Supplement.

118.“Plan Supplement” means the compilation of documents and/or forms of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court in advance of Confirmation, and all schedules, exhibits, ballots, solicitation procedures, and other documents and instruments related thereto, as may be amended, supplemented, or modified from time to time.

119.“Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to § 507(a)(8) of the Bankruptcy Code.

120.“Pro Rata Share” means, when used with reference to a distribution of property to Holders of Allowed Claims in a particular Class or any other specified group of Claims pursuant to this Plan, proportionately, so that with respect to a particular Allowed Claim in such Class or in such group, the ratio of the amount of property to be distributed on account of such Claim to the amount of such Claim is the same as the ratio of the amount of property to be distributed on account of all Allowed Claims in such Class or group of Claims to the amount of all Allowed Claims in such Class or group of Claims.

121.“Professional” means any Entity (a) employed in the Chapter 11 Cases by the Debtors or the Committee pursuant to a Final Order in accordance with §§ 327, 328, 363 or 1103 of the Bankruptcy Code (other than a professional entitled to receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order) or (b) for which compensation or reimbursement has been Allowed by the Bankruptcy Court in the Chapter 11 Cases for services to the Debtors, and expenses incurred in connection with such services, pursuant to § 503(b)(4) of the Bankruptcy Code.

122.“Professional Fee Claim” means any Administrative Expense Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent that the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

123.“Professional Fee Claim Bar Date” means the date by which is forty-five (45) days after the Effective Date.

124.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors in Cash on the Effective Date pursuant to Section III.A.4 of the Plan, in an amount equal to the Professional Fee Reserve Amount.

125.“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section III.A.4 of the Plan.

126.“Related Parties” means collectively, with respect to any Entity or Person, including each Released Party and Exculpated Party, such Entity or Person’s, current, former and future Affiliates, member firms and associated entities, and with respect to each of the foregoing, their Affiliates, current directors, current managers, current officers, affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, trustees, advisory board members, investment fund advisors or managers, investment managers, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including, for the avoidance of doubt, the Ad Hoc Noteholders Group’s Professionals).

127.“Released Parties” means collectively: (a) the Debtors; (b) the Consenting Noteholders; (c) the DIP Lenders; (d) the DIP Financing Agent; (e) the Ad Hoc Noteholder Group and each member thereof; (f) any Professional; and (g) with respect to (a) through (f), such Entities’ Related Parties (other than as set forth herein).  Notwithstanding the foregoing, “Released Parties” shall not include (i) Thomas Sandgaard or any non-Debtor Entity in which Thomas Sandgaard holds an interest, (ii) Anna Lucsok, (iii) Daniel Moorhead, (iv) Michael Cress, Joshua Disbrow and Barry Michaels, solely with respect to conduct by such directors before December 11, 2025, or (v) any other former director, officer, manager, or employee of the Debtors. Further, for the avoidance of doubt, (i) any current officer or current employee of the Debtors and (ii) the members of the Special Committee, shall be “Released Parties”.

128.“Releasing Parties” means collectively: (a) the Debtors; (b) the Consenting Noteholders; (c) the DIP Lenders; (d) the DIP Financing Agent; (e) the Ad Hoc Noteholder Group; (f) each holder of a Claim or Interest that opts-in to the Release provisions herein in accordance with this Plan; (g) each Released Party; and (h) to the extent the Entities in clauses (a) through (g) of this definition may legally bind them to the releases herein, the Related Parties of such Entities in clauses (a) through (g).

129.“Reorganized Debtors” means any Debtors, as reorganized pursuant to the Restructuring Transaction, and including any entities established by the Plan Sponsor in connection with the Equity Transaction.

130.“Reorganized Zynex” means Zynex, Inc. as reorganized pursuant to the Restructuring Transactions.

131.“Representatives” means, with respect to any Person, any current and former Affiliates, equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals of such Person, in each case, in such capacity.

132.“Required DIP Lenders” has the meaning ascribed to it under the DIP Credit Agreement.

133.“Requisite Consenting Noteholders” means, as of the date of determination, Consenting Noteholders holding at least 50.01% in aggregate principal amount outstanding of the Convertible Notes held by all Consenting Noteholders as of such date.

134.“Restructuring Expenses” means all reasonable and documented fees and expenses owed by the Debtors and incurred by the Ad Hoc Noteholder Group, including the reasonable and documented fees and expenses of Brown Rudnick LLP, Porter Hedges LLP (as local counsel), Orrick, Herrington & Sutcliffe LLP (as regulatory counsel), and one financial advisor engaged by the Ad Hoc Noteholder Group.

135.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 15, 2025, by and among the Debtors, DIP Lenders, and Consenting Noteholders party thereto.

136.“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

137.“Restructuring Transactions” means all acts, events, and transactions contemplated by, required for, and taken to implement the restructuring of the Debtors in accordance with this Plan.

138.“Retained Claims and Causes of Action” means all Claims and Causes of Action of the Debtors and their Estates, other than (i) any Claims or Causes of Action that are released under the Plan, if applicable, and (ii) GUC Trust Claims and Causes of Action.

139.“Sale Proceeds” means all Cash proceeds of the Equity Transaction, if any.

140.“Sale Process” has the meaning set forth in the Restructuring Term Sheet.

141.“Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Reorganized Debtors on the Effective Date and setting forth the applicable Cure Amounts.

142.“Schedules” means the schedules of assets and liabilities and the statement of financial affairs Filed by the Debtors, as required by § 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

143.“SEC” means the United States Securities and Exchange Commission.

144.“Section 510(b) Claim” means any Claim against any Debtor arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

145.“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

146.“Solicitation Agent” means Epiq, in its capacity as Bankruptcy Court-appointed claims, noticing, and solicitation agent in the Chapter 11 Cases.

147.“Solicitation Order” means one or more orders of the Bankruptcy Court approving the Disclosure Statement on a conditional basis as providing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code and establishing certain dates, deadlines, and procedures related to Confirmation of this Plan.

148.“Special Committee” means that certain Special Committee of the board of directors of Zynex, Inc., consisting of Mr. Paul Aronzon and Mr. Bret Wise.

149.“Subordinated Claim” means, collectively, Section 510(b) Claims.

150.“Stalking Horse Bid” means the credit bid to be submitted by the Stalking Horse Bidder up to the full amount of the DIP Obligations at the Auction pursuant to the Bidding Procedures.

151.“Stalking Horse Bidder” means one or more entities formed by the DIP Lenders to serve as the stalking horse bidder in the sale process pursuant to the Bidding Procedures.

152.“Successful Bid” means the bid submitted by the Successful Bidder.

153.“Successful Bidder” means the bidder determined by the Debtors to have submitted the higher and best bid at the Auction, if any, and who shall serve as the Plan Sponsor; provided, that if the Stalking Horse Bid is not the Successful Bid, then the Successful Bid shall provide for the payment in full in cash of all DIP Obligations as and when required under the DIP Loan Documents, and shall otherwise be in accordance with the Bidding Procedures.

154.“Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, gross margin, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property or windfall, profits, custom, duty or other tax, governmental fee or like assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person.

155.“Third-Party Bid” means a bid submitted pursuant to the Bidding Procedures other than the Stalking Horse Bid.

156.“Unexpired Lease” means a lease to which the Debtors are a party that is subject to assumption, assumption and assignment, or rejection under § 365 of the Bankruptcy Code or § 1123 of the Bankruptcy Code, as applicable.

157.“Unimpaired” means, when used in reference to a Claim, a Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

158.“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

159.“Voting Classes” means the Classes of Claims entitled to vote on the Plan.

160.“Voting Deadline” means March 12, 2026, at 4:00 p.m., prevailing Central Time, which is the deadline for submitting ballots to accept or reject this Plan in accordance with § 1126 of the Bankruptcy Code.

B.	Rules of Interpretation and Computation of Time
1.	Rules of Interpretation

For purposes of this Plan and Disclosure Statement, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural; (b) any reference in this Plan and Disclosure Statement to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan and Disclosure Statement to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan and Disclosure Statement, the Confirmation Order or otherwise; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan and Disclosure Statement; (f) the words “herein,” “hereunder” and “hereto” refer to this Plan and Disclosure Statement in its entirety rather than to a particular portion of this Plan and Disclosure Statement; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan and Disclosure Statement; (h) subject to the provisions of any contract, articles or certificates of incorporation, bylaws, codes of regulation, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with this Plan and Disclosure Statement, the rights and obligations arising under this Plan and Disclosure Statement shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in § 102 of the Bankruptcy Code (other than subsection (5) thereof) shall apply to the extent not inconsistent with any other provision of this Section I.B.l.

2.	Computation of Time

In computing any period of time prescribed or allowed by this Plan and Disclosure Statement, the provisions of Bankruptcy Rule 9006(a) shall apply.

3.	Exhibits

All Exhibits are incorporated into and are a part of this Plan and Disclosure Statement as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court. Holders of Claims and Interests may obtain a copy of the Exhibits upon written request to the Debtors. Upon their filing, the Exhibits may be inspected (a) in the office of the clerk of the Bankruptcy Court or its designee during normal business hours; or (b) on the Bankruptcy Court’s website at https://www.txs.uscourts.gov/page/bankruptcy-court (registration required). The documents contained in the Exhibits shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

4.	Controlling Document

In the event of any inconsistency among this Plan and Disclosure Statement or any Exhibit or schedule hereto, the provisions of this Plan and Disclosure Statement shall govern. In the event of any inconsistency among this Plan and Disclosure Statement and any document or agreement Filed in the Plan Supplement, such document or agreement shall control. In the event of any inconsistency among this Plan and Disclosure Statement or any document or agreement Filed in the Plan Supplement and the Confirmation Order, the Confirmation Order shall control. For the avoidance of doubt, the Confirmation Order shall control above all other related documents.

Article II

DEBTORS’ HISTORY AND THE BANKRUPTCY CASE

A.	Debtors’ History
1.	Debtors’ Background

Zynex is a leading manufacturer, marketer and distributor of medical devices that primarily rely on electrical stimulation as a non-pharmacological option for pain management and physical rehabilitation.  The Company also distributes private label rehabilitation products and hot/cold therapy products, complementing the Company’s pain management devices. Headquartered in Englewood, Colorado, the Company’s operations are supported by its direct sales force in the United States.

2.	Corporate Structure

Zynex, Inc.was founded in 1996 by Thomas Sandgaard, when he founded two privately held companies that were eventually, through a series of transactions, folded into Zynex, Inc.  Zynex, Inc., a publicly traded Nevada corporation, directly owns and controls one hundred percent (100%) of the outstanding voting securities of Debtors Zynex Monitoring Solutions (“ZMS”), Inc., Zynex NeuroDiagnostics, Inc., Zynex Medical, Inc. (“ZMI”), Pharmazy, Inc. and Zynex Management LLC. Debtor Zynex Monitoring Solutions, Inc. directly owns and controls one hundred percent (100%) of Debtor Kestrel Labs, Inc.  The Debtors’ corporate structure is reflected below.

Active
Inactive Subsidiaries
Primary Operating Entity
Zynex, Inc
Zynex Monitoring Solutions, Inc
Zynex NeuroDiagnostics, Inc.
Zynex Medical, Inc.
Pharmazy, Inc.
Zynex Management LLC
Kestrel Labs, Inc.

The Company’s primary active subsidiaries are ZMI, through which Zynex conducts most of its operations, and ZMS, through which Zynex has developed a laser-based, noninvasive monitoring technology.

The board of directors of Zynex, Inc. (the “Board”) is comprised of: (i) Steven Dyson, Chair of the Board and Chief Executive Officer; (ii) Barry D. Michaels; (iii) Michael Cress; (iv) Joshua Disbrow; (v) Bret Wise, member of the Special Committee (discussed below); and (vi) Paul Aronzon, Chair of the Special Committee.  Thomas Sandgaard, the former Chair of the Board, was removed from the Board on January 22, 2026.  The Debtors’ executive leadership team is comprised of the following individuals:

Name	Title
Steven Dyson	Chief Executive Officer
Vikram Bajaj	Chief Financial Officer
John Bibb	Chief Legal Officer
Ajay Gopal	Executive Vice President, Sales
Elizabeth Creason	Senior Vice President, Finance and Corporate Controller
Kurt Hudson	Executive Vice President, Strategic Marketing
Thao Le	Vice President of Sales Operations and Patient Services

3.	The Debtors’ Business Operations

ZMI’s main business is the design, manufacture and marketing of electrotherapy devices that treat chronic and acute pain. The devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. All of the Company’s medical devices are marketed in the U.S. and are subject to FDA regulation and clearance. All of the products require a prescription before they can be dispensed in the U.S. The Company also distributes private labeled complementary rehabilitation products such as back, knee and wrist braces, cervical and lumbar traction, and hot/cold therapy.

The Company’s primary products consist of (i) electrotherapy devices and associated supplies and (ii) private label products. In addition, the Company was developing patient monitoring devices, which were in varying stages of pre-commercialization development. The Company has recently discontinued these operations in favor of seeking a commercialization partner for key product under development, the NiCO™ CO-Oximeter, rather than pursue commercialization independently.

Electrotherapy Devices and Associated Supplies. Standard electrotherapy is a clinically proven and medically accepted alternative to manage acute and chronic pain. The devices used to accomplish this are commonly described as the TENS family of devices. Electrotherapy introduces an electrical current applied through surface electrodes. The Company’s flagship electrotherapy device is the NexWave device. The NexWave is an FDA cleared multi-modality electrotherapy device that combines IFC, TENS and NMES to deliver pain relief and muscle re-education. It is a non-invasive and non-pharmacological option for pain management and muscle re-education. Indications for use include prevention of disuse atrophy, increase in local blood circulation, maintaining or increasing range of motion, and relaxation of muscle spasms. The device operates on three settings, TENS, NMES and IFC. The TENS function offers symptomatic relief of chronic or post-surgical pain and exists in many prescription and over the counter devices on the market. NMES is used to prevent muscle disuse atrophy, promote muscle relaxation, and increase local blood circulation. IFC provides deep-tissue stimulation for symptomatic relief of chronic pain and is effective for pain management following trauma or surgery. The NexWave requires consumable supplies to allow patients to operate and treat with the device, including electrodes, batteries, lead wires and, if applicable, conducive garments. The sale of supplies is a very important part of the Company’s recurring revenue and represented over 50% of the Company’s gross revenue in both fiscal years 2023 and 2024.

In February, 2024, the Company also received clearance from the FDA for the M-Wave Product. The M-Wave is a user-friendly NMES device designed for muscle stimulation and re-education. M-Wave is a fully programmable, compact, battery-powered device with adjustable treatment timer, compliance meter, biphasic or monophasic waveforms, and exceptional safety features. The M-Wave is marketed to physicians and therapists. The M-Wave requires consumable supplies to allow patients to operate and treat with the device, including electrodes, batteries, lead wires and, if applicable, conducive garments.  The Company also produces and markets the TENSWave product. The TENSWave is a similar product to the NexWave but with TENS functionality only.

Private Label Products. To complement the Company’s electrotherapy devices listed above, the Company distributes prescription-only private labeled rehabilitation products such as back, knee and wrist braces, cervical and lumbar traction, and hot/cold therapy.

4.	The Debtors’ Prepetition Capital Structure

Convertible Notes.  As of the Petition Date, the Debtors had an aggregate principal amount of $60 million in funded indebtedness, consisting of the outstanding principal obligations, not including accrued interest, arising under the Convertible Notes.  The Convertible Notes mature on May 15, 2026.  The Company elected to skip the interest payment due November 15, 2025 and enter the thirty-day grace period.

The Debtors do not have any other on-balance sheet funded debt obligations.  However, Debtor ZMI is party to a receivable factoring agreement pursuant to which ZMI from time to time sells certain medical receivables to Lienstar, LLC, a healthcare receivables factoring company.

Unsecured Claims.  The Debtors also had other unsecured claims outstanding as of the Petition Date, including trade claims. The Debtors estimate that such trade claims total approximately $6.7 million.

Common Equity.  There are 30,336,201 shares of Zynex, Inc. outstanding as of September 30, 2025, which, prior to the commencement of the Chapter 11 Cases traded on the NASDAQ under the symbol “ZYXI” and currently trades on the Pink Limited Market, operated by OTC Markets Group, under the symbol “ZYXIQ”.

5.	Material Pending Litigation

Additionally, the Debtors are subject to numerous litigations and investigations that may give rise to significant contingent unsecured claims against the Debtors. These include (a) investigations by the U.S. Department of Justice (“DOJ”), Department of Health and Human Services – Office of Inspector General, Defense Health Agency (“DHA”), California Department of Insurance and the Colorado Attorney General related to alleged fraudulent over-billing practices and consumer protection; (b) an investigation by the SEC to determine whether violations of federal securities laws have occurred; (c) Allstate Insurance Company, et. al., v. Zynex, Inc., case no. 1:25-CV-04815, a suit filed by Allstate Insurance Company and certain of its affiliates in the United States District Court for the Eastern District of New York alleging violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), the Colorado Organized Crime Control Act, fraud, and unjust enrichment; (d) Tuncel v. Sandgaard, case no. 1:25-CV-00913, a securities class action suit filed in the District of Colorado against Zynex, Inc., Mr. Sandgaard, and the Company’s former CFO, alleging that the Company made materially misleading statements that failed to disclose adverse facts related to the Debtors’ billing and supplying practices leading to scrutiny from insurers; (e) Ayers v. Sandgaard, et. al., case no. 1:25-CV-02117-TPO, pending in the United States District Court for the District of Colorado against certain officers and directors of the Company and named the Company as a nominal defendant.  The complaint alleges claims for breach of fiduciary duty, corporate waste, and violations of Section 14(a) of the Exchange Act, among others; and (f) a number of civil actions that may give rise to unsecured claims against the Debtors. The Debtors are currently in negotiations with the DOJ, SEC, and various agencies to resolve those agencies’ investigations and/or intent to seek penalties for alleged wrongful behavior in conjunction with these Chapter 11 Cases to remove regulatory overhang and restore the Company’s access to reimbursement from Tricare. To the extent the Debtors reach one or more resolutions with the DOJ, SEC or other agencies, a summary of the terms of such resolutions will be disclosed in the Plan Supplement.

On January 21, 2026, Thomas Sandgaard, Chair of the Company’s Board at that time, was indicted by a federal grand jury for alleged health care and securities fraud related offenses. The Company was not named in the indictment.  Following the indictment, Mr. Sandgaard was removed from the Board on January 22, 2026.

Please refer to the Company’s public filings with the Securities and Exchange Commission for more information on the Company’s litigation.

6.	Financial and Operational Events Leading to the Chapter 11 Cases

Despite a growing market for electrotherapy devices, the Debtors’ business has faced intensifying challenges in the last year. The following factors, among others, have contributed to the Company’s constrained financial position.

a.Tricare Payment Suspension

During the first quarter of 2025, the Company was notified that the DHA began conducting an investigation into the Company’s billing practices with respect to claims made on the Tricare health network. The DHA is investigating allegations that the Company misrepresented claims for supplies and equipment billed to Tricare, misrepresented diagnoses to justify a requirement for TENS units, and lacked physician orders supporting the medical need for the replenishment of TENS supplies. As a result of the investigation, Tricare temporarily suspended all payments and reimbursements to the Company.

The Tricare temporary payment suspension has taken a significant financial toll on the Company. Historically, Tricare represented approximately 20-25% of the Company’s revenue. In 2024, the Company collected

$48.8 million from Tricare alone. However, because DHA informed the Company that any participation agreement with its patients remains in full force and effect, the Company continues to support both existing patients and new patients as prescriptions are received.

This has led to the untenable situation where the Company has, for the majority of this past year, continued to fulfill and ship orders to its Tricare patients while receiving no payments in return. The Company has yet to resolve the investigation with DHA but is actively pursuing opportunities for resolution.

b.Ensuing Litigation and Mounting Litigation Costs

The Tricare temporary suspension has led to numerous lawsuits and investigations of the Debtors’ billing practices. The litigation and investigations have created an overhang on the Company’s liquidity as well as on the business generally. The cost of defending the Debtors in their current litigation and investigations has been significant. At the same time, the Tricare temporary payment suspension has created a ripple effect, as certain payors have placed restrictions or implemented review practices impacting the Company’s revenue and profitability.

c.Cost Cutting and Reduced Sales and Profitability

In response to the above issues, the Debtors were forced to aggressively reduce their overhead expenses and workforce in order to conserve liquidity. These reductions negatively affected the Company’s sales, earnings, EBITDA, and cash flow, as sales force members were terminated to conserve liquidity while processes for completing orders and onboarding new patients were disrupted.

d.Potential Events of Default on the Convertible Notes

On November 15, 2025, in an effort to conserve cash and retain financial flexibility, the Company declined to pay the coupon payment due on the Convertible Notes and entered into the thirty-day grace period under the Convertible Notes.  That default would have ripened into an Event of Default on December 15, 2025.

7.	Restructuring Efforts, DIP Financing, and Restructuring Support Agreement

In the second quarter of 2025, the Debtors hired a new management team, including (i) Steven Dyson, an accomplished healthcare investor specializing in healthcare turnaround investing, as Chief Executive Officer, (ii) Vikram Bajaj as CFO, (iii) John Bibb as CLO, and (iv) Ajay Gopal as Executive Vice President of Sales.

Recognizing that a return to growth and profitability would require a significant operational and financial restructuring, in October 2025, the new management team engaged Province, LLC (“Province”) to assist in exploring strategic alternatives to optimize the Company’s capital structure, maximize value for the benefit of the Company’s stakeholders and create a path forward. Since its engagement, Province has worked together with the Company’s legal advisors, Simpson Thacher & Bartlett LLP (“STB”) and Reed Smith LLP (“Reed Smith”), and, together with Province and STB, the “Advisors”).  In November 2025, the Company established the Special Committee (“Special Committee”) of the Board of Zynex, Inc. comprised of Mr. Paul Aronzon and Mr. Bret Wise to oversee the restructuring process.

Together with the Advisors, and under the guidance of the Special Committee, the Company formulated a comprehensive strategy for stabilization and for restoring the Company to long-term growth through the implementation of various initiatives. These initiatives include raising new financing, working with the regulatory community to resolve open investigations and inquiries, potential reinstatement of Tricare payments, and selling the business to a buyer in a transaction that maximizes value for all stakeholders while entrusting the business to new owners who can finance and support the Company’s turnaround.  The Company’s ability to implement these initiatives, however, was substantially impeded by the strain on the Company’s liquidity, due to, among other factors, substantially reduced revenue resulting from the Tricare payment suspension, mass layoffs at the company, as well as the costs associated with the various litigations and investigations the Company is defending.

Facing these challenges, the Company and Advisors engaged with Brown Rudnick LLP, counsel to the Ad Hoc Noteholder Group, and whose members hold over 81% of the outstanding Convertible Notes, to formulate a restructuring strategy for the Company. The negotiations culminated with the Company’s entry into the Restructuring Support Agreement pursuant to which certain members of the Ad Hoc Noteholder Group committed to provide $20.3 million of critical DIP financing to be provided to the Debtors in three (3) advances, and on the other terms and conditions set forth in the DIP Loan Documents and described in the DIP Motion.  On the eve of the chapter 11 filing, when the Ad Hoc Noteholder Group expressed significant concerns respecting certain aspects of the Debtors’ cases, and indicated its unwillingness to move forward with the proposed DIP Financing, Mr. Dyson offered and agreed to provide an additional $2 million of DIP financing alongside the Ad Hoc Noteholder Group, bringing the total DIP Financing Facility to $22.3 million.

To ensure that the Debtors were obtaining the DIP Financing Facility on the best possible terms, the Debtors and Province ran a comprehensive prepetition financing process in search of the best possible financing terms.  Province reached out to approximately 55 potential financing parties, and received no actionable proposals other than the Ad Hoc Noteholder Group proposal.  On January 23 2026, the Bankruptcy Court approved the DIP Financing Facility on a final basis [Docket No 204].

Additionally, pursuant to the Restructuring Support Agreement, the Ad Hoc Noteholder Group has agreed to support the Restructuring Transactions set forth in the Plan.  Importantly, the Ad Hoc Noteholder Group has agreed to serve as the Stalking Horse Bidder and to credit bid the DIP Obligations to assume ownership of the Debtors as the Plan Sponsor.  Pursuant to the Plan, if the Stalking Horse Bid is the Successful Bid, the DIP Lenders will receive 100% of the New Common Shares of the Reorganized Debtors, subject to dilution by the Management Incentive Plan.

Importantly, the effectiveness of the Plan is conditioned upon, among other things, the Debtors: (i) executing a binding agreement with the DOJ resolving all claims and causes of action brought by the DOJ against the Debtors, and (ii) resolving all claims and causes of action brought by the SEC against the Debtors (in each instance, in form and substance satisfactory to the Required DIP Lenders).

8.	Sale Process

The Debtors and its Advisors are also running a parallel sale process designed to maximize value for the benefit of the Debtors and their stakeholders, in the form of an Equity Transaction, in accordance with the Bidding Procedures.  To date, Province has contacted 180 potential counterparties, including strategic and financial investors, to gauge interest in a value-maximization alternatives and 47 counterparties have executed non-disclosure agreement and have received access to a data room containing confidential information about the Debtors and their business.

Pursuant to the Bidding Procedures, to be considered an alternative bid, such bid must, among other things: (i) provide for payment in full in cash of the DIP Obligations by no later than the effective date of such transaction, (ii) contain closing conditions no less favorable to the Debtors than the conditions in the Restructuring Support Agreement to the Plan Effective Date, and (iii) contain terms and conditions materially consistent with the Restructuring Support Agreement.

As discussed below, pursuant to the Bidding Procedures, the deadline for parties to submit bids is February 9, 2026 at 5:00 p.m. (prevailing Central Time) and the auction, if necessary, will take place on February 13, 2026 at 10:00 a.m. (prevailing Eastern Time).

B.	Main Chapter 11 Events
1.	First Day Orders

On December 16, 2025, the Bankruptcy Court held a hearing on the various first day pleadings filed by the Debtors including:

•	Joint Administration Motion: Debtors’ Emergency Motion for Entry of an Order (I) Directing Joint Administration of Related Chapter 11 Cases and (II) Granting Related Relief [Docket No. 4];

•

Motion to Extend Deadline to File Schedules: Debtors’ Emergency Motion for an Order (I) Extending Time to File (A) Schedule of Assets and Liabilities, (B) Schedule of Current Income and Expenditures, (C) Schedule of Executory Contracts and Unexpired Leases, and (D) Statement of Financial Affairs and (II) Granting Related Relief [Docket No. 6];

•

Creditor Matrix Motion: Debtors’ Emergency Motion for Entry of an Order (A) Authorizing Debtors to (A) File a Consolidated List of Creditors, (B) File a Consolidated List of the 30 Largest Unsecured Creditors, and (C) Redact Certain Personal Identification Information; Approving the Form and Manner of Notifying Creditors of the Commencement of these Chapter 11 Cases; and (III) Granting Related Relief [Docket No. 7];

•	Epiq Retention: Debtors’ Emergency Ex Parte Application for Entry of an Order Authorizing the Employment and Retention of Epiq as Claims, Noticing, and Solicitation Agent [Docket No. 9];

•

Wages Motion: Debtors’ Emergency Motion for Entry of an Order (I) Authorizing Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses, (B) Continue Employee Benefits Programs; and (III) Granting Related Relief [Docket No. 11];

•	Taxes Motion: Debtors’ Emergency Motion for an Order (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief [Docket No. 13];

•

Insurance Motion: Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Continue Their  Prepetition Insurance Coverage and Satisfy Prepetition Obligations Related Thereto, (B) Continue Their Workers’ Compensation Program, and (C) Maintain, Modify, Renew, Supplement, or Enter Into New Premium Financing Agreements and Satisfy Obligations Related Thereto; and (II) Granting Related Relief [Docket No. 14];

•

Utility Motion: Debtors’ Emergency Motion for Entry of an Order (I) Approving the Debtors’ Proposed Form of Adequate Assurance of Payment to Utility Companies; (II) Establishing Procedures for Resolving Objections by Utility Companies; (III) Prohibiting Utility Companies from Altering, Refusing, or Discontinuing Services; and (IV) Granting Related Relief [Docket No. 15];

•

Cash Management Motion: Debtors’ Emergency Motion for Interim and Final Orders (I) Authorizing Debtors to (A) Continue Their Existing Cash Management System, (B) Maintain Existing Business Forms; (II) Extending Time to Comply with Requirements of 11 U.S.C. § 345(B); and (III) Granting Related Relief [Docket No. 10];

•

Critical Vendors Motion: Debtors’ Emergency Motion for Interim and Final Orders (I)Authorizing Debtors to Pay (A) Critical Vendor Claims, (B) Foreign Vendor Claims, (C) Lien Claims, and (D) 503(b)(9) Claims; and (II) Granting Related Relief [Docket No. 12];

•

DIP Financing Motion: Debtors’ Emergency Motion for Entry of Interim and Final Orders Pursuant to 11 U.S.C. §§ 105, 362, 364, 503(b) and 507(a), Fed. R. Bankr. P. 2002, 4001, 6003 and 9014 and Rule 2002-1(A) and 4001-1 of the Local Bankruptcy Rules (I) Authorizing the Debtors to Obtain Post-Petition Secured Debtor-in-Possession Financing; (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Modifying the Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief [Docket No. 16];

•	NOL Motion: Debtors’ Emergency Motion for Approval of Notification and Hearing Procedures for Certain Transfers of and Declarations of Worthlessness with Respect to Common Stock [Docket No. 8].

At the first day hearing on December 16, 2025, the Bankruptcy Court entered interim orders on Cash Management Motion, the Critical Vendors Motion, the Insurance Motion, and the DIP Motion. The Bankruptcy Court entered final orders on the other first day pleadings.

2.	Employment Applications

The following employment applications and orders approving employment applications were filed or entered in these Chapter 11 Cases:

•

Epiq Corporate Restructuring, LLC: On December 16, 2025, the Debtors filed an application to employ Epiq as Claims, Noticing, and Solicitation Agent for the Debtors. [Docket No. 9]. The Bankruptcy Court entered an order authorizing the Debtors’ employment of Epiq on December 16, 2025 [Docket No. 22].

•

Simpson Thacher & Bartlett: On January 14, 2026, the Debtors filed an application to retain Simpson Thacher as Restructuring Co-Counsel for the Debtors. [Docket No. 172]. The application is currently pending before the Bankruptcy Court. The Bankruptcy Court entered an order authorizing the Debtors’ employment of Simpson Thacher on February 6, 2026 [Docket No. 257].

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Reed Smith LLP: On January 14, 2026, the Debtors filed an application to retain Reed Smith as Restructuring Co-Counsel for the Debtors. [Docket No. 173]. The application is currently pending before the Bankruptcy Court. The Bankruptcy Court entered an order authorizing the Debtors’ employment of Reed Smith on February 6, 2026 [Docket No. 258].

•

Province, LLP: On January 14, 2026, the Debtors filed an application to retain Province as Financial Advisor for the Debtors. [Docket No. 171]. The application is currently pending before the Bankruptcy Court. The Bankruptcy Court entered an order authorizing the Debtors’ employment of Province on February 6, 2026 [Docket No. 256].

3.	Lease Rejections

On December 30, 2025, the Bankruptcy Court entered the Order (I) Authorizing the Rejection of a Certain Unexpired Leases for Nonresidential Real Property, (II) Authorizing Abandonment of Certain Personal Property, and (III) Granting Related Relief [Docket No. 98]. Pursuant to the Order, the Debtors rejected the following lease agreements: (i) Lease Agreement dated February 16, 2013 by and between Two Maroon Circle Investors, LLC and Zynex, Inc.; (ii) Lease Agreement dated December 10, 2024 by and between Regus Management Group, LLC and Zynex, Inc.; (iii) Lease Agreement dated March 16, 2022 by and between Indian Road Partners, LTD. and Zynex, Inc, as amended by First Amendment to Lease Agreement dated November 20, 2024 by and between Indian Road Partners, LTD. and Zynex, Inc. By rejecting these lease agreements, the Debtors will save approximately $95,000 per month.

4.	Negotiations with the Committee and Ad Hoc Noteholder Group; Global Settlement

On January 7, 2026, the U.S. Trustee appointed the Official Committee of Unsecured Creditors of the Debtors.  Upon appointment, the Debtors, Ad Hoc Noteholder Group, and the Committee commenced negotiations in connection with the Final DIP Order, the Bidding Procedures, and the Plan.  Those negotiations culminated in a global settlement by and among the Debtors, the Ad Hoc Noteholder Group, and the Committee, resolving all disputes and potential litigation of all claims and controversies relating to the Debtors, the Plan, including the treatment of Convertible Notes Claims and General Unsecured Claims, the DIP Financing, and the Bidding Procedures (the “Global Settlement”). As set forth in the Global Settlement Term Sheet, the Global Settlement provides for, among other things, subject to confirmation of the Plan and occurrence of the Effective Date, (i) the transfer of certain of the Debtors’ D&O Insurance Policies and certain Estate Claims and Causes of Action to a GUC Trust to be established for the benefit of holders of Allowed Convertible Notes Claims and Allowed General Unsecured Claims, (ii) the funding of the GUC Trust with at least $750,000 of New Money GUC Trust Funding provided by the Ad Hoc Noteholder Group or the proceeds (after payment in full in cash of, among other things, the DIP Obligations) of a sale to the Successful Bidder (if not the Stalking Horse Bidder), and (iii) the distribution of proceeds of any GUC Trust Assets to the GUC Trust Beneficiaries in accordance with the terms of the GUC Trust Agreement.

The key terms of the Global Settlement are set forth in the Global Settlement Term Sheet attached hereto as Exhibit A and are subject to definitive documentation in the form of the GUC Trust Agreement to be filed with the Plan Supplement.  The Global Settlement, which is incorporated herein, is the product of good-faith, arm’s-length negotiations, provides an opportunity for recoveries for unsecured creditors that was not previously contemplated, and is consistent with the objectives of chapter 11.  Throughout the remainder of these Chapter 11 Cases, the Debtors intend to work closely and in coordination with their key stakeholders, including the Ad Hoc Noteholder Group and the Committee.  All of these parties actively participated in the development and negotiation of the Global Settlement and the Plan, as amended, and support confirmation of the Plan.

5.	Extension of the Automatic Stay

On January 7, 2026, the Debtors filed their Emergency Motion for Entry of an Order to Enforce the Automatic Stay and Impose the Automatic Stay [Docket No. 109] to extend the automatic stay to the D&O Lawsuits. The D&O Lawsuits include (a) shareholder derivative claims against various officers and directors assert breaches of  fiduciary duties, waste of corporate assets, unjust enrichment, gross mismanagement, and insider trading; (b) a federal  securities class action suit brought by the Debtors’ shareholders; and (c) a second RICO lawsuit brought by a health care payor that names the Debtors and certain former officers of the Debtors. In parallel to the D&O Lawsuits, there are ongoing government investigations by the Department of Justice and the Securities and Exchange Commission that involve the Debtors and directors and officers of the Debtors.

On January 27, 2026, the Bankruptcy Court entered an agreed order [Docket No. 218] granting the following relief:

e.Stayed Lawsuits.  The following lawsuits are stayed in their entirety, including the plaintiffs’ claims against the D&Os until the earlier of (i) the Effective Date, or (ii) a further order of the Bankruptcy Court:

•	Ayers v. Sandgaard, case no. 1:25-CV-02117-TPO, pending in the United States District Court for the District of Colorado;
•	Graziano v. Sandgaard, case no. 1:25-CV-02499-RMR-CYC, consolidated with Ayers v. Sandgaard and pending in the United States District Court for the District of Colorado;
•	Arbel v. Sandgaard, case no. 2025CV032793, pending in the Colorado District Court, Arapahoe County;

f.Allstate Lawsuit. With respect to the case captioned Allstate Insurance Company, et. al., v. Zynex, Inc., case no. 1:25-CV-04815, pending before the United States District Court for the Eastern District of New York, the motion was granted solely to the extent that Allstate Insurance Company shall not direct or serve any discovery on any of the Debtors or their current management team prior to March 31, 2026; and

g.Tuncel Lawsuit.  The order did not stay the case captioned Tuncel v. Sandgaard, case no. 1:25-CV-00913, pending in the United States District Court for the District of Colorado, provided, that the plaintiff is prohibited from seeking, serving, or enforcing any discovery of any kind from any party for a period of sixty (60) days from the entry of the order, or for such period as discovery is stayed pursuant to the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et seq., whichever is longer.

6.	Independent Investigation

The Special Committee oversaw an investigation (the “Investigation”) into certain potential claims and causes of action that may be released pursuant to the Plan, including various derivative claims belonging to the

Debtors’ estates. Reed Smith assisted the Special Committee in evaluating whether any of such claims and causes of action are colorable. The Investigation included extensive factual and legal analysis, document review, and interviews. Reed Smith conferred with, and reported to, the Special Committee over the course of the Investigation and the recommendations of the Special Committee with respect to the results of the Investigation are reflected in the releases contemplated in the Plan.

7.	Schedules and Statements

On January 12, 2026, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs [Docket Nos. 142 – 145 and 147 – 156]. Interested parties may review the Schedules and Statements of Financial Affairs and their amendments thereto by visiting the Debtors’ case information website (located at https://dm.epiq11.com/case/zynex/info).

8.	Final DIP Order

On January 23, 2026, the Court entered the Final DIP Order, which provides:

•	authorization for the Debtors to borrow up to $22.3 million (inclusive of the interim advance authorized pursuant to the Interim DIP Order) under the DIP Facility on a final basis;
•

authorization for the Debtors, prior to the entry of the Final DIP Order, to use up to $22.3 million of the proceeds of the DIP Loans for the purposes set forth in the DIP Loan Documents, the Approved Budget (subject to permitted variances and other exclusions set forth in the DIP Loan Documents) and the DIP Orders, with the remainder of such proceeds to be available to the Debtors upon entry of the Final DIP Order and satisfaction of the other conditions set forth in the DIP Loan Documents;

•

authorization for the Debtors’ use of Cash Collateral (as defined in Section 363 of the Bankruptcy Code), subject to the terms and conditions in the DIP Credit Agreement and other DIP Loan Documents and as set forth in the DIP Orders;

•

authorization for the Loan Parties to enter into the DIP Loan Agreement and the other DIP Loan Documents and to take such other and further acts as may be required in connection with the DIP Loan Documents;

•	authorization for the Debtors to pay all amounts, obligations, and liabilities owing or payable to the DIP Secured Parties pursuant to the DIP Loan Documents;

•

the grant to the DIP Secured Parties of valid, enforceable, non-avoidable, automatically and fully perfected DIP Liens, superior to any security, mortgage, or collateral interest or Lien or claim to any of the DIP Collateral, subject only to: (x) the Carve-Out, and (y) the Permitted Liens, in all DIP Collateral; and

•

the grant and approval of superpriority administrative expense claim status, pursuant to §§ 364(c)(1), 503(b)(1), and 507(b) of the Bankruptcy Code, to the DIP Financing Agent, for the benefit of itself and the other DIP Secured Parties, in respect of all DIP Obligations, subject to the Carve-Out (as defined in the Final DIP Order).

C.	Postpetition Sale Process

On December 30, 2025, the Debtors filed the Bidding Procedures Motion and on January 22, 2026, the Bankruptcy Court entered an order approving the motion [Docket No. 202]. Pursuant to the Bidding Procedures, any Prospective Bidder that intends to participate in the Auction must submit in writing to the Bid Notice Parties (as defined in the Bidding Procedures) a Qualified Bid on or before February 9, 2026 at 5:00 p.m. (prevailing Central Time) (the “Bid Deadline”).  If an Auction is required, it will be conducted on February 13, 2026 at 10:00 a.m (prevailing Eastern Time).  As soon as reasonably practicable after the conclusion of the Auction, the Debtors will file with the Bankruptcy Court, serve on the Transaction Notice Parties and cause to be published on the Epiq Website, a notice setting forth the results of the Auction (the “Notice of Auction Results”), which shall identify the Successful Bidder.

In the event the Debtors determine not to hold an Auction, and to the extent not inconsistent with the Final DIP Order, the Debtors shall file with the Bankruptcy Court, serve on the Transaction Notice Parties (as defined in the Bidding Procedures) and cause to be published, on the website maintained by Epiq located at https://dm.epiq11.com/Zynex, a notice designating the Stalking Horse Bidder as the Plan Sponsor.

Article III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except for those Claims set forth in Section III.A below, are classified for voting and Distribution pursuant to this Plan and Disclosure Statement as set forth below. In accordance with § 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims (including Professional Fee Claims and U.S. Trustee Fees), DIP Claims, and Priority Tax Claims are not classified herein. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any remainder of such Claim or Interest qualifies within the description of such other Classes.

A.	Unclassified Claims
1.	Administrative Expense Claims

a.Except with respect to Professional Fee Claims, unless the Holder of an Allowed Administrative Expense Claim agrees to less favorable treatment of such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which an Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (iii) the date on which an Allowed Administrative Expense Claim becomes payable under any agreement relating thereto, each Holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Allowed Administrative Expense Claim.

b.To the extent not already asserted in the Chapter 11 Cases pursuant to a timely filed proof of Claim in accordance with the Bar Date Order, all requests for allowance and payment of Administrative Expense Claims (other than (i) Professional Fee Claims (such claims are subject to the Professional Fee Claims Bar Date), (ii) Claims asserted under section 503(b)(9) of the Bankruptcy Code (such Claims are subject to the General Bar Date), (iii) U.S. Trustee Fees, (iv) Administrative Expense Claims that have been Allowed on or before the Effective Date, and (v) Administrative Expense Claims that were already asserted in the Chapter 11 Cases pursuant to a timely proof of Claim in accordance with the Bar Date Order), must be filed and served on the Debtors or the Reorganized Debtors, as applicable, and their counsel, so as to actually be received on or before the Administrative Expense Claims Bar Date. The notice of the occurrence of the Effective Date shall set forth the Administrative Expense Claims Bar Date and shall constitute notice thereof. For the avoidance of doubt, Holders of Administrative Expense Claims based on liabilities incurred by the Debtors in the ordinary course of business after the Petition Date must file and serve a request for payment of such Administrative Expense Claim by the applicable Administrative Expense Claims Bar Date.

c.After notice and a hearing, the Allowed amounts, if any, of Administrative Expense Claims shall be determined by, and satisfied in accordance with, a Final Order.

d.Holders of Administrative Expense Claims (other than (i) Professional Fee Claims, (ii) Claims asserted under section 503(b)(9) of the Bankruptcy Code, (iii) U.S. Trustee Fees, (iv) Administrative Expense Claims that have been Allowed on or before the Effective Date, and (v) Administrative Expense Claims that were already asserted in the Chapter 11 Cases pursuant to a timely filed proof of Claim in accordance with the Bar Date Order), that do not file and serve a request for allowance and payment of an Administrative Expense Claim by the Administrative Expense Claims Bar Date shall be forever barred, estopped, and enjoined from asserting Administrative Expense Claims against the Debtors, the GUC Trust, the Estate, or their assets and properties, and any Administrative Expense Claims shall be deemed Disallowed as of the Effective Date without the need for any notices, objection, or other action from the Debtors or the GUC Trustee, as applicable, or any action or approval of the Bankruptcy Court.

2.	DIP Claims

a.On the Effective Date or as soon as practicable thereafter, all DIP Claims shall be deemed Allowed to the full amount outstanding under the DIP Loan Documents, including (i) the principal amount outstanding under the DIP Financing Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid premiums, fees, and expenses in respect of the DIP Obligations, including, without limitation, (a) the Administrative Agent Fee, (b) the Lenders Fees (including the Commitment Fee and the Exit Fee), (c) the Back-Stop Fee, and (d) the Minimum Return Payment, (iv) all accrued and unpaid fees and expenses, including legal expenses, of the DIP Lenders and the DIP Financing Agent, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Orders, and (v) all other DIP Obligations.  In full and final satisfaction of the DIP Claims, each holder of a DIP Claim shall receive:

i.

if the Stalking Horse Bid is the Successful Bid, its Pro Rata Share of 100% of the New Common Shares of Reorganized Zynex, subject to dilution by the MIP (and, if applicable, their pro rata allocation of any take-back debt issued on the Effective Date or otherwise pursuant to the Plan) and

ii.	if a Third-Party Bid is the Successful Bid, payment in full in cash of all DIP Obligations.

All distributions on account of the DIP Claims shall be made to, or at the direction of, the DIP Financing Agent for further distribution to the DIP Lenders in accordance with the DIP Documents.

b.In addition, on the Effective Date or as soon as practicable thereafter, all accrued and unpaid fees, expenses and indemnities payable to the DIP Lenders or the DIP Financing Agent pursuant to the DIP Documents shall be paid in full in Cash.  Nothing herein shall require the DIP Lenders, the DIP Financing Agent, or their respective professionals, to file applications, a proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such fees, expenses and indemnities.

c.Upon the satisfaction of the Allowed DIP Claims in accordance with the terms of the Plan, on the Effective Date, (i) all Liens and security interests granted to secure the Allowed DIP Claims shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and (ii) the DIP Facility and DIP Financing Documents shall be deemed terminated without further action by the DIP Financing Agent or any DIP Lender. The DIP Financing Agent and DIP Lenders shall take all actions reasonably necessary to effectuate and confirm such termination as reasonably requested by the Debtors, as applicable, at the sole cost of the Debtors.

3.	Priority Tax Claims

Unless the Holder of an Allowed Priority Tax Claim agrees to less favorable treatment of such Claim, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for such Allowed Priority Tax Claims, either (a) payment in full in Cash, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim becomes payable under applicable non-bankruptcy law, (b) payment upon such other terms as agreed between the Plan Sponsor and each Holder of such Allowed Priority Tax Claim, or (c) installment payments in Cash over a period ending not later than five (5) years after the Petition Date consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

4.	Professional Fee Claims

a.In accordance with, and subject to the terms of the DIP Orders, Professionals (a) asserting a Professional Fee Claim shall deliver to the Debtors their estimates for purposes of the Debtors computing the Professional Fee Reserve Amount no later than five (5) Business Days prior to the anticipated Effective Date; provided, that, for the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court; provided, further, that, if a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional; and (b) asserting a Professional Fee Claim for services rendered before the Effective Date, must file and serve on the Reorganized Debtors, the U.S. Trustee, the Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court, an application for final allowance of such Professional Fee Claim no later than the Professional Fee Claims Bar Date; provided, that any Professional who is subject to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. For the avoidance of doubt, no fee applications will be required in respect of services performed by Professionals on and after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized Debtors and the applicable Professional, if any, within twenty-one (21) days after service of the applicable final application for allowance and payment of Professional Fee Claims.

b.Prior to or on the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals to pay Allowed Professional Fee Claims. Such funds shall not be considered property of the Debtors or their Estates, but shall revert to the Reorganized Debtors, without any further order or action of the Bankruptcy Court, only after all Allowed Professional Fee Claims have been paid in full. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way.

B.	Classification and Treatment of Claims and Interests
1.	Classification General

Pursuant to §§ 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for the purposes of voting and Distribution pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Except as otherwise specifically provided for herein, the Confirmation Order or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the aggregate value of all property received or retained under the Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class timely submits a Ballot in compliance with the deadline established by the Bankruptcy Court indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan. The Debtors may seek Confirmation of this Plan pursuant to § 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.	Summary of Classification and Projected Recoveries

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed or deemed to accept or reject this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section III.B.3. As described herein, treatment of Claims and Interests under the Plan are tied to the ongoing sale process and are dependent on whether there will be Excess Sale Proceeds for distribution.  Accordingly, the Debtors have not included projected recoveries herein, but will include such estimates in the Plan Supplement when the sale process has concluded and the Plan Sponsor has been selected.

Class	Designation	Impairment	Voting Status
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Convertible Notes Claims	Impaired	Entitled to Vote
Class 3	General Unsecured Claims	Impaired	Entitled to Vote
Class 4	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Reject or Presumed to Accept)
Class 5	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Reject or Presumed to Accept)
Class 6	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

C.	Treatment of Claims and Interests
1.	Other Priority Claims (Class 1)
a.	Classification. Class 1 consists of all Other Priority Claims against the Debtors.
b.

Treatment. Unless the Holder of an Allowed Other Priority Claim agrees to less favorable treatment of such Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim Cash in an amount equal to the Allowed amount of such Allowed Other Priority Claim as soon as reasonably practicable after the latest of (A) the Effective Date, (B) the date that such Claim becomes an Allowed Other Priority Claim, and (C) a date agreed to by the Plan Sponsor and the Holder of such Allowed Other Priority Claim.

c.	Voting. Claims in Class 1 are Unimpaired. Each Holder of an Allowed Claim in Class 1 is conclusively presumed to have accepted this Plan and is, therefore, not entitled to vote on this Plan.
2.	Convertible Notes Claims (Class 2)
a.	Classification. Class 2 consists of Convertible Notes Claims.
b.	Treatment. On the Effective Date or as soon as practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for such

Allowed Convertible Notes Claims, each Holder of an Allowed Convertible Notes Claim will receive, except to the extent such Holder agrees to less favorable treatment:

i.	in the event that the Plan Sponsor is the Stalking Horse Bidder its Pro Rata Share, together with the Holders of Allowed General Unsecured Claims, of GUC Trust Class B Interests; or
ii.

in the event that the Plan Sponsor is not the Stalking Horse Bidder, its Pro Rata Share, together with the Holders of Allowed General Unsecured Claims, of (i) Excess Sale Proceeds, if any, and (ii) GUC Trust Class B Interests.

c.	Voting. Claims in Class 2 are Impaired. Each Holder of an Allowed Claim in Class 2 is entitled to vote on this Plan.
3.	General Unsecured Claims (Class 3)
a.	Classification. Class 3 consists of all General Unsecured Claims.
b.

Treatment. On the Effective Date or as soon as practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, except to the extent such Holder agrees to less favorable treatment:

i.	in the event that the Plan Sponsor is the Stalking Horse Bidder its Pro Rata Share, together with the Holders of Convertible Notes Claims, of GUC Trust Class B Interests; or
ii.

in the event that the Plan Sponsor is not the Stalking Horse Bidder, its Pro Rata Share, together with the Holders of Allowed Convertible Notes Claims, of (i) Excess Sale Proceeds, if any, and (ii) GUC Trust Class B Interests.

c.	Voting. Claims in Class 3 are Impaired. Each Holder of an Allowed Claim in Class 3 is entitled to vote on this Plan.
4.	Intercompany Claims (Class 4)
a.	Classification. Class 4 consists of all Intercompany Claims.
b.	Treatment. On the Effective Date, all Intercompany Claims will be adjusted, reinstated, or cancelled as determined by the Reorganized Debtors and the Plan Sponsor.
c.

Voting. Each Holder of an Allowed Claim in Class 4 is either Impaired and deemed to reject this Plan or Unimpaired and presumed to accept this Plan and, therefore, is not entitled to vote on this Plan.

5.	Intercompany Interests (Class 5)
a.	Classification. Class 5 consists of all Intercompany Interests.
b.	Treatment. On the Effective Date, all Intercompany Interests will be adjusted, reinstated, or cancelled as determined by the Reorganized Debtors and the Plan Sponsor.
c.

Voting. Each Holder of an Allowed Claim in Class 5 is either Impaired and deemed to reject this Plan or Unimpaired and presumed to accept this Plan and, therefore, is not entitled to vote on this Plan.

6.	Existing Interests (Class 6)
a.	Classification. Class 6 consists of all Existing Interests.
b.

Treatment. On the Effective Date, all Existing Interest shall be cancelled, and each holder of such Interests shall receive, on the Plan Effective Date or as soon as practicable thereafter, its Pro Rata Share of remaining Excess Sale Proceeds, if any, after payment in full of all Allowed Claims and shall otherwise not receive any recovery under the Plan.

c.	Voting. Claims in Class 6 are Impaired. Each Holder of an Allowed Claim in Class 6 is conclusively deemed to have rejected this Plan and is, therefore, not entitled to vote on this Plan.
D.	Reservation of Rights Regarding Claims

Except as otherwise provided in this Plan or in other Final Orders of the Bankruptcy Court, nothing shall affect the rights or defenses of the Debtors, Reorganized Debtors, Plan Sponsor, or the GUC Trustee, as applicable, whether legal or equitable, with respect to any Claim, including all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

E.	Subordination of Claims

Except as expressly provided herein, the Allowance, classification, and treatment of all Allowed Claims and Interests take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors, Reorganized Debtors, and the GUC Trustee, as applicable, reserve the right to classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

F.	Postpetition Interest on Claims

Except as required by applicable bankruptcy law, postpetition interest shall not accrue or be payable on account of any Claim.

G.	Insurance

Notwithstanding anything to the contrary herein or in the GUC Trust Agreement, if applicable, if any Allowed Claim is covered by an insurance policy of the Debtors, such Claim shall first be paid from proceeds of such insurance policy, with the balance, if any, treated in accordance with the provisions of this Plan governing the Class applicable to such Claim.

H.	Confirmation Without Acceptance by All Impaired Classes

The Debtors request Confirmation under § 1129(b) of the Bankruptcy Code that any impaired Class does not accept or is deemed not to accept this Plan pursuant to § 1126 of the Bankruptcy Code. This Plan and Disclosure Statement shall constitute a motion for such relief.

I.	Elimination of Classes

To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

J.	Class Without Voting Claim Holders

If Holders of Claims in a particular Impaired Class of Claims are entitled to vote to accept or reject this Plan, but no Holders of Claims in such Impaired Class of Claims vote to accept or reject this Plan, then such Class of Claims shall be deemed to have accepted this Plan.

Article IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

The transactions contemplated in this Plan and the consideration received in connection therewith, shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of such transactions and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of such transactions to the Debtors and the Plan Sponsor.

The Debtors or Plan Sponsor, as applicable, may, in their discretion, take such action as permitted by applicable law, including those the Debtors or Plan Sponsor determine are reasonable, necessary or appropriate to effectuate the Plan, including: (i) the execution and delivery of any appropriate agreements or other documents of formation, merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (iv) such other transactions that are required to effectuate this Plan; (v) all transactions necessary to provide for the purchase of some or all of the assets of, or Interests in the Debtors which purchase may be structured as a taxable transaction for United States federal income tax purposes; (vi) all actions that the applicable Entities determine to be necessary to obtain the requisite regulatory approvals to effectuate this Plan; (vii) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (viii) the transfer of the New Common Shares of Reorganized Zynex to the Plan Sponsor; and (ix) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with this Plan, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under the applicable state, provincial and federal or foreign law or such consent or consultation rights as set forth in the Plan).

Except as otherwise provided in this Plan, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, (i) all property in the Estate and any property acquired by the Debtor, including interests held by the Debtors in its respective non-Debtor direct and indirect subsidiaries and Affiliates shall transfer (directly or indirectly, as applicable) to the Reorganized Debtors, free and clear of all Claims, interest, charges, Liens, or other encumbrances, except for the Liens and Claims established under this Plan; and (ii) the Plan Sponsor shall receive 100% of the New Common Shares (subject to dilution by the MIP), free and clear of all Claims, interest, charges, Liens, or other encumbrances, in exchange for satisfaction of the DIP Claims.  On and after the Effective Date, except as otherwise provided in this Plan, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and maintain, prosecute, abandon, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by this Plan or the Confirmation Order, as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement.

B.	Cancellation of Existing Securities Agreements

Except as otherwise provided in this Plan or the Confirmation Order, and in any contract, instrument or other agreement or document created in connection with this Plan or the Confirmation Order, on the Effective Date, all notes, share certificates, whether for preferred or common stock (including treasury stock) (where permitted by applicable law), instruments, certificates, agreements, side letters, fee letters, and other documents evidencing or giving rise to Claims against and Interests in the Debtors shall be deemed cancelled and of no further force and effect, without further notice to or order of the Bankruptcy Court, any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors thereunder or in any way related thereto shall be full released, terminated, extinguished and discharged; provided, however, that the cancellation, release, and discharge of the foregoing shall not affect whether a timely Claim made on account of such obligation may become an Allowed Claim; provided, further, however, that instruments and documents related to Claims shall continue in effect solely for the purpose of allowing any Disbursing Agent to make or assist in making, as applicable, distributions in accordance with this Plan and deduct therefrom such reasonable compensation fees, and expenses (i) due to the Disbursing Agent or the Convertible Notes Indenture Trustee, as applicable, or (ii) incurred by the Disbursing Agent or Convertible Notes Indenture Trustee in making or assisting with the making of such distributions. The Holders of or parties to such cancelled notes, share certificates, and other agreements and instruments shall retain their rights vis-à-vis each other but shall have no rights against the Debtors, the Reorganized Debtors, or the Plan Sponsor arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to this Plan.  Except as provided in this Plan, on the Effective Date, the Convertible Notes Indenture Trustee and its agents, successors and assigns shall be automatically and fully discharged of all duties and obligations associated with the Convertible Notes Indenture.

Notwithstanding such cancellation and discharge or anything to the contrary in the Plan or the Confirmation Order, the DIP Credit Agreement and any other agreement, instrument, or document related to the foregoing shall continue in full force and effect to the extent necessary to: (a) allow the DIP Financing Agent to make distributions in accordance with the Plan and the DIP Documents; (b) allow the DIP Financing Agent to seek and/or receive compensation and/or reimbursement of fees and expenses in accordance with the Plan, the DIP Order, or any other order of the Bankruptcy Court; (b) preserve all rights, remedies, indemnities, powers, and protections of the DIP Financing Agent and any exculpations of the DIP Financing Agent (which rights, remedies, indemnities, powers, protections and exculpations shall survive and remain in full force and effect, and not be released, discharged or affected in any way by the terms of the Plan or the Confirmation Order); (c) allow the DIP Financing Agent to enforce any rights and obligations owed to it under the DIP Order, this Plan, or the Confirmation Order, and (d) permit the DIP Financing Agent to perform any functions that are necessary to effectuate any of the foregoing. On the Effective Date, the DIP Financing Agent and its respective agents, successors, and assigns shall be fully relieved and discharged from all of their duties and obligations under the DIP Financing Documents.

C.	Corporate and Organizational Existence

The Debtors, Reorganized Debtors or Plan Sponsor, as applicable, are authorized, but not required, to take any actions they determine to be necessary or advisable to effectuate the dissolution of any of the Debtors under applicable law, including, without limitation, the filing of any certificate of dissolution or certificate of cancellation, as applicable, in the office of the Secretary of State of any applicable state. The organizational structure of the Reorganized Debtors, to the extent different than the organizational structure of the Debtors, shall be described in the Plan Supplement.

Subject to the preceding paragraph, except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Reorganized Debtor shall continue to exist, pursuant to its organizational documents in effect prior to the Effective Date, except as otherwise set forth herein or in the Plan Supplement, without any prejudice to any right to terminate such existence (whether by merger or otherwise) in accordance with applicable law after the Effective Date. To the extent such documents are amended on or prior to the Effective Date, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order or approval of the Bankruptcy Court.

The Debtors’ Estates shall continue in existence after the Effective Date solely for the purposes of (a) winding down the Debtors’ affairs as expeditiously as reasonably possible and liquidating any remaining assets held by the Debtors, if any, (b) filing appropriate tax returns, and (c) taking such actions as necessary to administer the Plan in an efficacious manner.

D.	Managers, Directors and Officers of Reorganized Debtors; Corporate Governance

In the event that the Stalking Horse Bidder is the Plan Sponsor, the New Organizational Documents, including charters, bylaws, operating agreements, or other organization documents, as applicable, will be acceptable to the Plan Sponsor, the Required DIP Lenders, and the Requisite Consenting Noteholders, each in their sole discretion and will become effective as of the Plan Effective Date.

On the Plan Effective Date, the New Board shall be appointed in accordance with the terms of the New Organizational Documents, and the identity of the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing.

E.	Corporate Action

Each of the matters provided for under this Plan involving the corporate structure of the Debtors or any corporate action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by partners, members, creditors, directors, or managers of the Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by this Plan (or necessary or desirable to effectuate any transaction hereunder) in the name of and on behalf of the Debtors. The authorizations and approvals contemplated by this Section IV.E shall be effective notwithstanding any requirements under nonbankruptcy law.

F.	New Common Shares

On and after the Effective Date, Reorganized Zynex is authorized to issue, or cause to be issued, and shall issue the New Common Shares, free and clear of all Claims, interest, charges, Liens, or other encumbrances,  in accordance with the terms of the Plan without the need for any further corporate, limited liability company, or shareholder action (or action of any other party, including, without limitation, securityholders, members, limited or general partners, managers, directors, or officers of the Debtors or Reorganized Debtors, as applicable). All of the New Common Shares distributable under the Plan, shall be duly authorized, validly issued, and fully paid and non-assessable.

To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of the New Common Shares under this Plan shall be exempt from registration under section 5 of the Securities Act and may be resold by Holders thereof without registration, unless the Holder is an “underwriter” (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws.  To the extent that section 1145 is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the New Common Shares, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), section 4(a)(2) or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act. New Common Shares may be subject to certain restrictions on transfer as set forth in the Plan Supplement and/or governance documents of the Plan Sponsor.

G.	Release of Liens

Except as otherwise specifically provided in this Plan or any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date, all mortgages, including the Mortgage, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests, shall revert to the Reorganized Debtors, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtor, Reorganized Debtors, or any Holder of a Secured Claim.  For the avoidance of doubt, the release and discharge of the DIP Liens shall be subject in all respects to the satisfaction in full of the DIP Obligations as set forth under this Plan and the Restructuring Support Agreement.

H.	Vesting of Assets and Causes of Action

On the Effective Date, except as otherwise set forth herein, pursuant to sections 1141(b)–(c) of the Bankruptcy Code, all assets of the Debtors and their estates, including all Retained Claims and Causes of Action and all equity interests in the Debtor subsidiaries of Zynex, Inc., shall vest in the Reorganized Debtors, as applicable, free and clear of all free and clear of all Claims, interest, charges, Liens, or other encumbrances. The Reorganized Debtors shall retain all rights to commence and pursue, settle, monetize, or otherwise dispose of the Retained Claims and Causes of Action.

I.	Exemption from Certain Transfer Taxes and Recording Fees

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by the Debtors or any transfer from any Entity pursuant to, in contemplation of, or in connection with this Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor; or (b) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with this Plan arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.	Management Incentive Plan

On or after the Effective Date, in the event that the Stalking Horse Bidder is the Plan Sponsor, the New Board shall be authorized to adopt and institute the MIP, enact and enter into related policies and agreements, and distribute New Common Shares to participants, in each case, based on the terms and conditions set forth in the Restructuring Support Agreement.

K.	Reserved.
L.	GUC Trust
1.	Creation and Funding of the GUC Trust.

On the Effective Date, the GUC Trust shall be established.  The Debtors and the GUC Trustee shall execute the GUC Trust Agreement and shall take all steps necessary to establish the GUC Trust in accordance with the Plan, including the Global Settlement Term Sheet, and the beneficial interests therein, which shall be for the benefit of the GUC Trust Beneficiaries.  In the event of a conflict between the terms of the Plan and the term of the GUC Trust Agreement, the terms of the GUC Trust Agreement shall govern.

On the Effective Date, or as soon as reasonably practicable thereafter, the GUC Trust Funding shall be transferred to the GUC Trust.  Additionally, on the Effective Date, the Debtors shall irrevocably transfer and shall be deemed to have irrevocably transferred to the GUC Trust all of their rights, title and interest in and to all of the GUC Trust Assets, including the GUC Trust Claims and Causes of Action, and, in accordance with section 1141 of the Bankruptcy Code, the GUC Trust Assets shall automatically vest in the GUC Trust free and clear of all Claims, Interests, Liens, other encumbrances or interests of any kind except for the GUC Trust Claims and Causes of Action.  Such transfer shall be exempt from any stamp, real estate transfer, other transfer, mortgage reporting, sales, use, or other similar tax.  The vesting of the GUC Trust Assets, as authorized by the Plan, shall not be construed to destroy or limit any such asset or be construed as a waiver of any right, and such rights may be asserted by the GUC Trust as if such asset or right was still held by the Debtors.

The GUC Trustee, on behalf of the GUC Trust, shall be responsible for, among other things: (i) liquidating or otherwise monetizing the GUC Trust Assets; (ii) objecting to, compromising, or settling the Class 3 General Unsecured Claims in accordance with the GUC Trust Agreement; and (iii) making distributions to the Holders of GUC Trust Class A Interests (if any) and GUC Trust Class B Interests in accordance with this Plan, the Global Settlement Term Sheet (if applicable), and the GUC Trust Agreement.

2.	Governance of the GUC Trust.

The powers, rights and responsibilities of the GUC Trustee shall be specified in the GUC Trust Agreement.  In accordance with the Global Settlement Term Sheet, the GUC Trust Agreement will also provide for the creation of an advisory committee (the “GUC Trust Advisory Committee”) to which the GUC Trustee will report. In the event the Stalking Horse Bidder is the Pan Sponsor, the GUC Trust Advisory Committee shall consist of five (5) members: (a) two (2) members designated by the Ad Hoc Noteholder Group; (b) two (2) members designated by the Committee; and (c) one (1) independent member to be mutually agreed upon by the Ad Hoc Noteholder Group and the Committee. If the Stalking Horse Bidder is not the Plan Sponsor, the governance of the GUC Trust and the GUC Trust Agreement will be negotiated by the Debtors and the Committee, and such terms will be disclosed in the Plan Supplement. The Ad Hoc Noteholder Group reserves all rights respecting governance of the GUC Trust if the Stalking Horse Bidder is not the Plan Sponsor.

3.	Purpose of the GUC Trust, GUC Trust Beneficiaries and Waterfall.

Subject to the terms of the GUC Trust Agreement, the GUC Trust shall be established for the purpose of, among other things, liquidating the GUC Trust Assets and collecting proceeds thereof, reconciling General Unsecured Claims, administering the Claims of the GUC Trust Beneficiaries on a consolidated basis, and making distributions to GUC Trust Beneficiaries; provided, however, that the GUC Trust shall have no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the GUC Trust.

In accordance with the Global Settlement Term Sheet, in the event the Stalking Horse Bidder is the Plan Sponsor, after payment of administrative fees and expenses of the GUC Trust, any net proceeds of the GUC Trust Assets recovered by the GUC Trust shall be first applied (i) 75% on a pro rata basis to holders of GUC Trust Class A Interests until the New Money Trust Funding (including the 1.3x multiple on invested capital) is paid in full and (ii) 25% on a pro rata basis to holders of GUC Trust Class B Interests. Thereafter, 100% of the net proceeds of the GUC Trust Assets shall be distributed on a pro rata basis to holders of GUC Trust Class B Interests. If the Stalking Horse Bidder is not the Plan Sponsor, there will be no GUC Trust Class A Interests and 100% of the net proceeds of the GUC Trust Assets recovered by the GUC Trust shall be distributed on a pro rata basis to holders of GUC Trust Class B Interests.

4.	Certain Tax Matters.

The GUC Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code.  Accordingly, the GUC Trust Beneficiaries shall be treated for U.S. federal income tax purposes (1) as direct recipients of undivided interests in the GUC Trust Assets (other than to the extent the GUC Trust Assets are allocable to Disputed Claims) and as having immediately contributed such assets to the GUC Trust, and (2) thereafter, as the grantors and deemed owners of the GUC Trust and thus, the direct owners of an undivided interest in the GUC Trust Assets (other than such GUC Trust Assets that are allocable to Disputed Claims).

The GUC Trustee shall file tax returns for the GUC Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with the Plan.  Items of taxable income of the GUC Trust (other than otherwise accounted for in a “disputed ownership fund”) shall be allocated among the holders of GUC Trust Interests by reference to the manner in which an amount of Cash equal to such taxable income would be distributed  (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the GUC Trust had distributed all its assets (valued at their book value, and, if applicable, other than assets allocable to Disputed Claims) to the GUC Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the GUC Trust.  Similarly, taxable loss of the GUC Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining GUC Trust Assets.

As soon as possible after the Effective Date, the GUC Trustee shall make a good faith valuation of the GUC Trust Assets and such valuation shall be used consistently by all parties for all U.S. federal income tax purposes.

The GUC Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the GUC Trust for all taxable periods through the dissolution thereof.

The GUC Trustee may, to the extent permitted by applicable law, timely elect to treat any GUC Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9.  If a “disputed ownership fund” election is made, all parties (including the GUC Trustee and the holders of GUC Trust Interests) shall report for U.S. federal, state, and local income tax purposes consistently with the foregoing.  The GUC Trustee shall file all income tax returns with respect to any income attributable to a “disputed ownership fund” and shall pay the U.S. federal, state, and local income taxes attributable to such disputed ownership fund based on the items of income, deduction, credit, or loss allocable thereto.

M.	Compromise and Settlement of Claims, Interests and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest Holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Interest, including with respect to (i) the compromise, settlement or resolution of all disputes and potential litigation of claims and controversies relating to the Debtors and the treatment of General Unsecured Claims embodied in the Global Settlement and reflected in the treatment provided  in Article III hereunder, and (ii) any compromise or settlement of pending investigation or causes of action with the DOJ or SEC, the terms of any such settlements to be disclosed in connection with the Plan Supplement. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, including with respect to the Global Settlement and any settlement reached with the DOJ or the SEC, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of such Claims and Interests, and is fair, equitable, and reasonable.

N.	Further Authorization

The Debtor, or, after the Effective Date, the Reorganized Debtors, the Plan Sponsor, or the GUC Trustee, as applicable, shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.

Article V

DISTRIBUTIONS

A.	Distributions Generally

Except as otherwise provided herein or in the GUC Trust Agreement, the Reorganized Debtors, the Disbursing Agent, or the GUC Trustee, as applicable, shall make all Plan distributions on behalf of the Debtors in accordance with this Article V and other governing terms of this Plan.  Notwithstanding anything herein to the contrary, distributions to the GUC Trust Beneficiaries shall be made by the GUC Trustee as and when provided for in the GUC Trust Agreement, as applicable.

B.	No Postpetition or Default Interest on Claims

Unless required by the Bankruptcy Code or otherwise specifically provided for in this Plan, the Confirmation Order, or another order of the Bankruptcy Court, and notwithstanding any documents that govern the Debtors’

prepetition funded indebtedness to the contrary, postpetition and/or default interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to (a) interest accruing on such Claim on or after the Petition Date on any such Claim or (b) interest at the contract default rate, as applicable.

C.	Date of Distributions

Unless otherwise provided in this Plan or the GUC Trust Agreement, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided that the Reorganized Debtors, the Disbursing Agent or the GUC Trustee, as applicable, may implement periodic distribution dates to the extent they determine them to be appropriate.

D.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various lists of Holders of Claims in each Class, as maintained by the Debtor, shall be deemed closed, and there shall be no further changes in the record Holders of any Claims after the Distribution Record Date. Neither the Debtor, Plan Sponsor, not the GUC Trustee shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.

E.	Disbursing Agent and GUC Trustee

Except as otherwise provided herein or the GUC Trust Agreement, all distributions under this Plan shall be made by the Disbursing Agent or the GUC Trustee, as applicable, on or after the Effective Date. The Disbursing Agent and GUC Trustee shall not be required to give any bond or surety or other security for the performance of its duties. The Debtors and Reorganized Debtors, as applicable, shall use all commercially reasonably efforts to provide the GUC Trustee or Disbursing Agent, as applicable, with the amounts of Claims and the identities and addresses of Holders of Claims, in each case, as set forth in the Debtors’ books and records.

F.	Delivery of Distributions

The Disbursing Agent or GUC Trustee, as applicable, will issue or cause to be issued the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions as and when required by this Plan to the address of the Holder of such Claim on the books and records of the Debtors or the address in any written notice of address change delivered to the Debtor, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.

Notwithstanding any provision in this Plan to the contrary, distributions to Convertible Noteholders may be made to or at the direction of the Convertible Notes Indenture Trustee, who may act as the Disbursing Agent (or direct the Disbursing Agent) for distributions to Convertible Noteholders in accordance with the Plan and the Convertible Notes Indenture.  As applicable, the Convertible Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the respective Convertible Noteholders to the extent consistent with the customary practices of DTC.  Notwithstanding anything to the contrary in this Plan, distributions to Convertible Noteholders shall be subject in all respects to the rights of the Convertible Notes Indenture Trustee to assert a charging lien against such distributions.  All distributions to be made to Convertible Noteholders through DTC shall be made eligible for distributions through the facilities of DTC and, for the avoidance of doubt, under no circumstances will the Convertible Notes Indenture Trustee be responsible for making or required to make any distributions under the Plan to Convertible Noteholders if such distribution is not eligible to be distributed through the facilities of DTC.

G.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the GUC Trustee or Disbursing Agent, as applicable, has determined the then-current addresses of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the date on which such distribution was attempted to be made; provided, further, that the Debtors or the GUC Trustee, as applicable, shall use reasonable efforts to locate a Holder if any distribution is returned as undeliverable. After such date, all unclaimed property or interests in property shall transfer to the Disbursing Agent or the GUC Trustee, as applicable, automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandonment, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

H.	Manner of Payment Under Plan

Except as specifically provided herein, at the option of the Reorganized Debtors or the GUC Trustee as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors, the Reorganized Debtors, or the GUC Trustee, as applicable.

I.	Minimum Distributions

If any final distribution under the Plan to the Holder of an Allowed Claim would be less than US $50.00, the Disbursing Agent or the GUC Trustee, as applicable, may cancel such distribution which shall irrevocably revert to the Disbursing Agent or the GUC Trustee, as applicable, automatically and without need for a further order by the Bankruptcy Court notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary, and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

J.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in this Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan distributions in excess of the Allowed amount of such Claim.

K.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided herein to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

L.	Setoffs and Recoupments

The Reorganized Debtors or their designee as instructed by the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that the Reorganized Debtors or their successors may hold against the Holder of such Allowed Claim after the Effective Date to the extent that such setoff or recoupment is either (a) agreed in amount among the Plan Sponsor and the Holder of the Allowed Claim or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by the Plan Sponsor or its successor of any claims, rights, or Causes of Action that the Plan Sponsor or its successor or assign may possess against such Holder.

M.	Withholding and Reporting Requirements

a.In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors, Disbursing Agent, and the GUC Trustee, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under this Plan shall be subject to any such withholding and reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate the Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

b.Notwithstanding the above, each Holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors, Disbursing Agent, or the GUC Trustee, as applicable, have the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

c.As a condition of making any distribution under the Plan, each Person and Entity holding an Allowed Claim is required to provide any information necessary in writing, including returning W-8 or W-9 statements, as applicable, to effect the necessary information reporting and withholding of applicable taxes with respect to distributions to be made under the Plan as the Disbursing Agent or the GUC Trustee may request. The Disbursing Agent or the GUC Trustee shall withhold any distributions to a Holder of an Allowed Claim who fails to provide tax identification or social security information within the timeframe requested in writing by the Reorganized Debtors, Disbursing Agent or the GUC Trustee, as applicable, to such Holder of an Allowed Claim, which timeframe shall not be less than 30 days. Any Distribution that would otherwise be made to any Holder of an Allowed Claim that fails to timely respond with the information required by this Section V.M shall be treated as an undeliverable or unclaimed distribution pursuant to Section V.G hereunder.

N.	Claims Paid or Payable by Third Parties

a.Claims Paid by Third Parties. Except as otherwise provided in this Plan or in the GUC Trust Agreement, the Reorganized Debtors or GUC Trustee, as applicable, shall reduce a Claim, and such Claim shall be Disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Reorganized Debtor, Plan Sponsor or GUC Trustee. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Reorganized Debtor or the GUC Trustee on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors or GUC Trustee, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.

b.Claims Payable by Third Parties. Except as otherwise provided in this Plan or in the GUC Trust Agreement, if applicable, (i) no distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) to the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c.Applicability of Insurance Proceeds. Except as otherwise provided in this Plan or in the GUC Trust Agreement, if applicable, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers.

Article VI

PROCEDURES FOR DISPUTED CLAIMS

A.	Allowance of Claims

On and after the Effective Date, only the Reorganized Debtors or the GUC Trustee (solely with respect to General Unsecured Claims), as applicable, may object to the allowance of any Claim, including, but not limited to, any Administrative Expense Claim. On and after the Effective Date, the Reorganized Debtors, and the GUC Trustee (solely with respect to General Unsecured Claims) shall have and retain any and all rights and defenses the Debtors had with respect to any Claim, including, but not limited to, any Administrative Expense Claim, immediately before the Effective Date. Except as expressly provided in this Plan or in any order entered in these Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under this Plan or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in these Chapter 11 Cases allowing such Claim.

B.	Objections to Claims

a.Authority. On and after the Effective Date, the Reorganized Debtors or GUC Trustee (solely with respect to General Unsecured Claims), as applicable, shall have sole authority to settle, compromise, litigate to judgment, or file objections to any Claim, including, but not limited to, any Administrative Expense Claim, and to withdraw any objections to any Claim, including, but not limited to, any Administrative Expense Claim that are pending as of the Effective Date and/or that the Reorganized Debtors may file. Except as set forth above, on and after the Effective Date, the Reorganized Debtors also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

b.Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Reorganized Debtors or GUC Trustee, as applicable, may file objections with the Bankruptcy Court and serve such objections on the Holders of the Claims to which such objections are made. Nothing contained herein, however, shall limit the right of the Reorganized Debtors or GUC Trustee, as applicable, to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the Reorganized Debtors or GUC Trustee, as applicable.

C.	Estimation of Claims

The Reorganized Debtors or GUC Trustee (solely with respect to General Unsecured Claims), as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or GUC Trustee previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors or GUC Trustee, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	No Distributions Pending Allowance

If an objection to a Claim is filed in accordance with the terms of this Plan, no payment or distribution provided under this Plan shall be made on account of any disputed portion of such Claim.

E.	Resolution of Claims

Except as otherwise provided herein, or in any contract, instrument, release, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized

Debtors or GUC Trustee (solely with respect to General Unsecured Claims), as applicable, shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims and Disputed Claims.

F.	Disallowed Claims

All Claims held by Persons or Entities against whom or which the Debtors or the GUC Trustee, as applicable, has commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, 550 and/or 724 of the Bankruptcy Code shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code and Holders of such Claims shall not be entitled to vote to accept or reject this Plan; provided, Claims that are deemed Disallowed pursuant to this Section VI.F shall continue to be Disallowed for all purposes until such Claim has been settled or resolved by Final Order and any sums due to the Debtors or GUC Trustee, as applicable, from such Person or Entity have been turned over or paid to Debtors, Reorganized Debtors, or GUC Trustee, as applicable.

Article VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

a.Except as otherwise provided in this Plan, as of an subject to the occurrence of the Effective Date and subject to the express written consent of the Plan Sponsor, all Executory Contracts and Unexpired Leases of the Debtors shall be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated by the Debtors as a contract or lease to be assumed on the Schedule of Assumed Executory Contracts and Unexpired Leases. Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in this Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases in this Plan will be effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to this Plan, or by Bankruptcy Court order, will transfer to and be fully enforceable by the Reorganized Debtors, the Plan Sponsor, or their respective assignees in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. Notwithstanding the foregoing paragraph or anything to the contrary herein, the Debtors reserve the right to supplement or amend the Schedule of Assumed Executory Contracts and Unexpired Leases prior to the Effective Date.

b.With respect to the Assumed Contracts, any provision in any such agreement that:

i.

prohibits, restricts, or conditions the assumption and/or assignment, or purports to prohibit, restrict, or condition the assumption and/or assignment (including any “change of control” provision) of such agreement or allows any party to such agreement to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assumption and/or assignment of such agreement constitutes an unenforceable anti-assignment and/or discrimination provision and is void and of no force and effect.

ii.

provides for modification, breach, or termination, or deemed modification, breach, or termination on account of or related to any of the following: (A) the commencement or continuation of the Chapter 11 Case, (B) the insolvency or financial condition of the Debtors at any time, (C) the Debtors’ assumption and/or assignment of such agreement, (D) a change of control or similar occurrence, or (E) the consummation of this Plan, such provision is modified so as not to entitle the non-Debtor party thereto to prohibit, restrict, or condition assumption and/or assignment, to modify, terminate, or declare a breach or default under such agreement, or to exercise any other breach- or default-related rights or remedies with respect thereto, including any provision that purports to allow the non-Debtor party thereto to terminate or recapture such agreement, impose any penalty thereunder, condition any renewal or extension thereof, impose any rent acceleration or assignment fee, or increase or otherwise impose any other fees or other charges in connection therewith.

c.Upon the Debtors’ assumption of an Executory Contract or Unexpired Lease, as of the Effective Date pursuant to this Plan, no default or other unperformed obligations of the Debtors arising on or prior to the Effective Date shall exist, and each non-Debtor party is forever barred, estopped, and permanently enjoined from (i) declaring a breach or default under such agreement for any act or omission occurring on or prior to the Effective Date, (ii) raising or asserting against the Debtor, the Estate or the Reorganized Debtor, or the assets or property of any of them, any fee, default, termination, breach, Cause of Action, or condition arising under or related to the agreement based upon a fact or circumstance that occurred on or prior to the Effective Date, or (iii) taking any other action as a result of the Debtors’ financial condition, bankruptcy, or failure to perform any of its obligations under the agreement. Each non-Debtor party to such an agreement is also forever barred, estopped, and permanently enjoined from (x) asserting against the Debtor, the Estate or the Plan Sponsor, or the assets or property of any of them, any breach, default, or Cause of Action arising out of any indemnity or other obligation or warranties for acts, omissions, or occurrences arising or existing on or prior to the Effective Date, or, against the Plan Sponsor, any counterclaim, setoff, or any other Cause of Action that was or could have been asserted or assertable against the Debtors or the Estate and (y) imposing or charging against the Plan Sponsor or its Affiliates any rent accelerations, assignment fees, increases, or any other fees or charges as a result of assumption of the agreement.

d.Any Person or Entity that may have had the right to consent to the assumption and/or assignment of an Executory Contract or Unexpired Lease has consented to such assumption and/or assignment for purposes of section 365 of the Bankruptcy Code if such Person or Entity failed to object timely to the assumption of such agreement, and the Plan Sponsor has demonstrated adequate assurance of future performance with respect to such agreement pursuant to section 365 of the Bankruptcy Code.

B.	Cure of Defaults Under Assumed Contracts

a.Any monetary defaults under each Assumed Contract shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Assumed Contracts may otherwise agree. In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Plan Sponsor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. Any objection by a contract or lease counterparty to a proposed assumption or related Cure Amount must be filed and served in accordance with the Solicitation Order. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount shall be deemed to have assented to such assumption or Cure Amount.

b.Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall result in the full release and satisfaction or any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition of other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed Disallowed and expunged without further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases pursuant to this Plan must be filed no later than 5:00 p.m. (prevailing Central Time) on the date that is thirty (30) days after the Effective Date. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely filed shall be Disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtors without the need for any objection by the Debtors or further notice to or action, order, or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of this Plan for such Claims.

D.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtors, including any Executory Contracts and Unexpired Leases assumed by the Debtors, shall be performed by the Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.

E.	Insurance Policies and Indemnification

For the avoidance of doubt and notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, including any indemnification obligations thereunder or under separate indemnification agreements, including with the Debtors’ directors and officers, are treated as, and deemed to be, Executory Contracts under the Plan.  Except as otherwise set forth in this Plan, including with respect to GUC Trust Assets, on the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents and instruments related thereto; provided, that any prepetition indemnity agreements between the Debtors and any of their current or former directors and officers who are not “Released Parties” hereunder will be deemed rejected on the Effective Date, pursuant to section 365(a) of the Bankruptcy Code and Confirmation of the Plan shall discharge any indemnity obligations presumed or otherwise referenced in the foregoing indemnification agreements.

F.	Reservation of Rights

Nothing contained in this Plan shall constitute an admission by the Debtors, Reorganized Debtors, or the Plan Sponsor that any particular contract is in fact an Executory Contract or Unexpired Lease or that the Debtors have any liability thereunder.

Article VIII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

The occurrence of the Effective Date shall be subject to the following conditions precedent, unless otherwise waived in accordance with the terms of the Plan:

a.the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect, and no event or condition shall have occurred which with the passage of time or the giving of notice or both would constitute a DIP Lender Termination Event or a Noteholder Termination Event (as each term is defined in the Restructuring Support Agreement);

b.the Bankruptcy Court shall have entered the DIP Orders, which shall be in full force and effect;

c.in the event that a Third-Party Bid is selected as the Successful Bid, the Debtors shall have sufficient cash on hand to repay all DIP Obligations in full;

d.the Definitive Documents (as defined in the Restructuring Term Sheet) shall (x) be consistent with the consent rights, terms and conditions set forth in the Restructuring Support Agreement and DIP Loan Documents, and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights set forth therein, and (y) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties;

e.the Debtors shall have paid, in full and in cash, all reasonable and documented fees and expenses, including professional fees and expenses, of the Plan Sponsor, the DIP Lenders, the DIP Financing Agent, and the Ad

Hoc Noteholder Group, including, for the avoidance of doubt, the Restructuring Expenses (which, for the avoidance of doubt, shall not be satisfied through a credit bid of the DIP Obligations, but must be paid in full in cash on the Effective Date absent agreement with the respective professional advisor otherwise);

f.the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;

g.all actions, documents, and agreements constituting the applicable Definitive Documents, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or effectuated, and shall be in form and substance materially consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Loan Documents;

h.(x) any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained or waived, not be subject to unfulfilled conditions, and be in full force and effect, and (y) all applicable waiting periods shall have expired or terminated, in each case under each foregoing clause of (x) and (y), without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Restructuring Transactions, or the financial benefits of such Restructuring Transactions to the Plan Sponsor;

i.the Operating Permit Requirement (as defined in the Restructuring Term Sheet) shall have been satisfied;

j.the Government Settlement Requirement (as defined in the Restructuring Term Sheet) shall have been satisfied;

k.the GUC Trust shall have been established in accordance with the Global Settlement Term Sheet and as set forth herein; and

l.no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring Transactions, the Restructuring Support Agreement, any of the Definitive Documents contemplated thereby.

B.	Waiver of Conditions to Confirmation or the Effective Date

Each of the conditions precedent in Section VIII.A of the Plan may be waived, in whole or in part, by the Debtors with the express written consent of the Plan Sponsor, without notice, leave or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.

C.	Notice of Occurrence of Effective Date

Following the satisfaction or waiver of all conditions precedent to the Effective Date, the Debtors shall file a notice of (a) the occurrence of the Effective Date, (b) the Administrative Expense Claims Bar Date, (c) the Professional Fee Claims Bar Date, and (d) such other matters as appropriate or as may be ordered by the Bankruptcy Court.

Article IX

EFFECT OF PLAN CONFIRMATION

A.	Vesting of Assets; Continued Corporate Existence

On the Effective Date, except as otherwise provided in the Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all free and clear of all Claims, interest, charges, Liens, or other encumbrances. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

B.	Binding Effect

Following the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtor, its Estate, all present and former Holders of Claims and Interests, whether or not such Holders voted in favor of this Plan, and their respective successors and assigns.

C.	Discharge of Claims and Termination of Interests

Pursuant to, and to the maximum extent provided by, section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors and all Interests in the Debtors, subject to the occurrence of the Effective Date.

D.	Injunction

Except as otherwise specifically provided in this Plan or the Confirmation Order, and subject to section 524(a) of the Bankruptcy Code, all Persons or Entities who have held, hold or may hold (a) Claims or Interests that arose prior to the Effective Date, (b) Causes of Action that are subject to exculpation pursuant to this Plan (but only to the extent of the exculpation provided in Section IX.E of this Plan), or (c) Claims, Interests or Causes of Action that are otherwise discharged, satisfied, stayed or terminated pursuant to the terms of this Plan and all other parties-in-interest seeking to enforce such Claims, Interests or Causes of Action are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including a Subordinated Claim) against or Interest in the Debtors or the Plan Sponsor, or property of any Debtors transferred to the Plan Sponsor, other than to enforce any right to a distribution pursuant to this Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Plan Sponsor or property of the Debtors transferred to the Plan Sponsor with respect to any such Claim or Interest, other than to enforce any right to a distribution pursuant to this Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or Plan Sponsor, or against the property or interests in property of the Debtors transferred to the Plan Sponsor with respect to any such Claim or Interest, other than to enforce any right to a distribution pursuant to this Plan, or (iv) asserting any right of setoff (except for setoffs validly exercised prepetition) or subrogation of any kind against any obligation due from the Debtors, the Reorganized Debtors, or Plan Sponsor, or against the property or interests in property of the Debtors transferred to the Plan Sponsor, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Debtors, the Reorganized Debtors, or Plan Sponsor and its respective properties and interests in properties.

E.	Exculpation

Effective as of the Effective Date, to the extent permitted under section 1125(e) of the Bankruptcy Code, the Exculpated Party shall not have or incur liability for, and is exculpated from any Cause of Action related to any act or omission taking place between the Petition Date and the Effective Date, in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of this Plan and Disclosure Statement, the Plan Supplement, or any transaction under the Plan, contract, instrument, or document or transaction approved by the Bankruptcy Court in the Chapter 11 Cases, except for (a) any Cause of Action related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted fraud, willful misconduct, or gross negligence of such Person, and (b) any Cause of Action related to any liability of professionals to their clients pursuant to Texas Disciplinary Rules of Professional Conduct Rule 1.08(g); provided, however, that, for the avoidance of doubt, any such exculpation shall not act or be construed to exculpate, channel, release, enjoin, or otherwise affect any civil or criminal enforcement action by a Governmental Unit.

F.	Releases

a.Debtors’ Releases. NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, PURSUANT TO BANKRUPTCY CODE SECTION 1123(B) AND TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, FOR GOOD AND VALUABLE CONSIDERATION, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY IS DEEMED RELEASED AND DISCHARGED BY THE DEBTORS AND THEIR ESTATES FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS OR THEIR ESTATES, THAT THE DEBTORS AND THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP, OR OPERATION THEREOF), ANY SECURITIES ISSUED BY THE DEBTORS AND THE OWNERSHIP THEREOF (INCLUDING THE CONVERTIBLE NOTES AND THE EXISTING INTERESTS), THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, THE SALE PROCESS, ANY AVOIDANCE ACTIONS, ANY INTERCOMPANY TRANSACTION, THE CHAPTER 11 CASES, THE RESTRUCTURING TRANSACTIONS, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING, AS APPLICABLE, OF THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THE DIP FINANCING FACILITY, THE PLAN, THE PLAN SUPPLEMENT, THE RESTRUCTURING TRANSACTIONS, OR ANY RESTRUCTURING TRANSACTION CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT, THE DIP FINANCING FACILITY, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE DIP FINANCING DOCUMENTS, SOLICITATION OF VOTES ON THE PLAN, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF ANY SECURITIES  PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT EXECUTED TO IMPLEMENT THE PLAN AND SHALL NOT RESULT IN A RELEASE, WAIVER, OR DISCHARGE OF ANY OF THE DEBTORS OR THE PLAN SPONSOR with respect to such POST-EFFECTIVE DATE OBLIGATIONS, (B) CLAIMS OR CAUSES OF ACTION RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, OR (C) THE GUC TRUST CLAIMS AND CAUSES OF ACTION.

b.Releases by Releasing Parties. NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, AND TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, EACH RELEASING PARTY IS DEEMED TO HAVE RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF ITSELF OR THE DEBTORS OR THEIR ESTATES, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP OR OPERATION THEREOF), ANY SECURITIES ISSUED BY THE DEBTORS AND THE OWNERSHIP THEREOF (INCLUDING THE CONVERTIBLE NOTES AND THE EXISTING INTERESTS), THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, THE SALE PROCESS, ANY AVOIDANCE ACTIONS, ANY INTERCOMPANY TRANSACTION, THE CHAPTER 11 CASES, THE RESTRUCTURING TRANSACTIONS, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THE DIP FINANCING FACILITY, THE PLAN, THE PLAN SUPPLEMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT, THE DIP FINANCING FACILITY, THE PLAN, THE PLAN SUPPLEMENT, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE DIP FINANCING DOCUMENTS, SOLICITATION OF VOTES ON THE PLAN, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OF ANY SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER RELATED ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT EXECUTED TO IMPLEMENT THE PLAN AND SHALL NOT RESULT IN A RELEASE, WAIVER, OR DISCHARGE OF ANY OF THE DEBTORS OR THE PLAN SPONSOR with respect to such POST-EFFECTIVE DATE OBLIGATIONS, OR (B) CLAIMS OR CAUSE OF ACTIONS RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE.

G.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

A.resolve any matters related to (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Amounts pursuant to section 365 of the Bankruptcy Code, (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned, and (iii) any dispute regarding whether a contract or lease is or was executory or unexpired;

B.decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date (which jurisdiction shall be nonexclusive as to any such non-core matters);

C.Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including resolution of any request for payment of any

Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or Allowance of Claims or Interests;

D.enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order;

E.resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

F.modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

G.hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses by the Reorganized Debtors, including professional fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

H.issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;

I.adjudicate controversies arising out of the administration of the Estate or the implementation of this Plan;

J.resolve any cases, controversies, suits, or disputes that may arise in connection with Claims, including the Bar Date, related notice, claim objections, Allowance, Disallowance, estimation, and distribution;

K.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

L.adjudicate, decide, or resolve any and all matters related to Causes of Action that are pending as of the Effective Date or that may be commenced in the future, by, against, or on behalf of the Debtors or the Plan Sponsor;

M.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;

N.determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

O.enforce all orders, judgments, compromises, settlements, discharges, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

P.adjudicate controversies with respect to distributions to Holders of Allowed Claims;

Q.determine requests for the payment of Claims and Interests entitled to priority under section 507 of the Bankruptcy Code;

R.hear and determine all matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

S.hear and determine all matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

T.hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

U.hear and determine any issues related to any matter adjudicated in the Chapter 11 Cases;

V.enter an order concluding or closing the Chapter 11 Cases; and

W.hear and determine any other matter not inconsistent with the Bankruptcy Code.

H.	Jurisdiction of Certain Other Agreements.

This Plan shall not modify the jurisdictional provisions of the documents contained in the Plan Supplement. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to this Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the documents in the Plan Supplement and the jurisdictional provisions of such documents shall control.

I.	Securities and Exchange Commission Reservation.

Subject to the terms of any settlement agreement entered into between one or more of the Debtors or Reorganized Debtors (as applicable) and the SEC, notwithstanding any language to the contrary in the Combined Disclosure Statement and Plan and/or the Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-debtor person or non-debtor entity in any forum.

Article X

MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees

All U.S. Trustee Fees payable after the Effective Date, if any, shall be paid by the GUC Trustee from the GUC Trust Assets or the Reorganized Debtors (solely to the extent that any disbursements are made by the Debtors after the Effective Date), as applicable, on behalf of the Debtors until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code. The GUC Trustee or the Reorganized Debtors (solely to the extent that any disbursements are made by the Debtors after the Effective Date) shall file and serve on the U.S. Trustee quarterly reports of the disbursements made, within 15 days after the conclusion of each such period, until the Chapter 11 Cases are converted, dismissed, or closed by entry of a final decree. Any such reports shall be prepared consistent with (both in terms and format) of the applicable Bankruptcy Court and U.S. Trustee Guidelines for such matters.

B.	Amendment or Modification of the Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors, with the consent of the Plan Sponsor, reserve the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan; provided, that, notwithstanding anything set forth herein to the contrary, the Debtors shall not amend the treatment afforded to the DIP Claims under this Plan without the express written consent of the Required DIP Lenders and (if applicable) the DIP Financing Agent.  A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

C.	Substantial Consummation

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

D.	Reservation of Rights Regarding Certain Matters

If the requisite Classes do not vote to accept this Plan or the Bankruptcy Court does not confirm this Plan, the Debtors reserves their rights to exercise their fiduciary duties regarding the resolution of the Chapter 11 Cases.

E.	Exhibits and Schedules

All exhibits and schedules to this Plan, including the Plan Supplement, are incorporated into and constitute a part of this Plan as if set forth herein.

F.	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

G.	Successors and Assigns

Except as expressly provided otherwise in this Plan, this Plan shall be binding upon and inure to the benefit of the Debtor, and its respective successors and assigns. The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

H.	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw this Plan, including as to an individual Debtor, at any time prior to the Confirmation Date and to file other plans of reorganization. If the Plan is revoked or withdrawn, or if Confirmation or consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan, nor any action taken or not taken by the Debtors with respect to this Plan, the Disclosure Statement, or the Confirmation Order, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtor, or (iii) constitute or be deemed to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person.

I.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of law thereof.

J.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and Plan Supplement shall be immediately effective and enforceable.

K.	Entire Agreement

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to Bankruptcy Code section 1125(e), the Debtors and their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Plan Sponsor will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors or GUC Trustee, as applicable, shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Notice

Any pleading, notice or other document required by this Plan or the Confirmation Order to be served on or delivered to counsel to the Debtors, the Committee and the Ad Hoc Noteholder Group must be sent via electronic mail, overnight delivery service, or hand delivery on:

1.	The Debtors

Zynex, Inc.

9655 Maroon Circle

Englewood, CO 80112

Attention: John Bibb, Esq.

E-mail: jbibb@zynex.com

legal@zynex.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elisha D. Graff, Esq. and

Moshe A. Fink, Esq.

E-mail: egraff@stblaw.com and

moshe.fink@stblaw.com

—and—

Reed Smith LLP

2850 N. Harwood St.

Dallas, TX 75201

Attention: Omar J. Alaniz, Esq.

E-mail: oalaniz@reedsmith.com

2.	The Committee

Vartabedian Hester & Haynes
1900 Post Oak Blvd., Suite 2400
Houston, TX 77056
Attention: Jeff Prostok, Esq.;
Martin Sosland, Esq.; and
Candice Carson, Esq.
Email: jeff.prostok@vhh.law; martin.sosland@vhh.law; and candice.carson@vhh.law

3.	The Ad Hoc Noteholder Group

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention: Robert Stark, Esq.

Andrew M. Carty, Esq.

Email: rstark@brownrudnick.com;

acarty@brownrudnick.com

Article XI

CONFIRMATION OF THE PLAN

A.	VOTING PROCEDURES AND REQUIREMENTS

The Debtors are providing copies of this Plan and Disclosure Statement and Ballots to all known holders of Claims in Class 2 and Class 3 who are entitled to vote on the Plan. The procedures for voting were approved by the Bankruptcy Court by Order entered on February 2, 2026 [Docket No. 239].

Under the Plan, Holders of Classes 2 and 3 Claims are Impaired and are entitled to vote. Holders of Class 1 Claims are not Impaired and are presumed to have accepted the Plan. Holders of Class 6 Interests are Impaired and deemed to reject the Plan. Holders of Class 4 Claims and Class 5 Interests are either Impaired and deemed to reject the Plan or Unimpaired and presumed to accept the Plan. Holders of Classes 2 and 3 Claims must state on their Ballots, under penalty of perjury, that they hold Claims that have not been assumed by another Person. Holders of Claims in Classes 2 and 3 that do not return their ballots or do not indicate whether their Claims have been so assumed and will not be counted.

Ballots will be accepted through the Solicitation Agent’s online E-Ballot portal (by visiting https://dm.epiq11.com/Zynex and clicking on “E-Ballot” under the Case Actions section of the website) and by first-class mail, overnight courier, or hand delivery to the Solicitation Agent only. BALLOTS SUBMITTED VIA EMAIL, FACSIMILE, OR OTHER MEANS OF ELECTRONIC TRANSMISSION (OTHER THAN THE SOLICITATION AGENT’S ONLINE E-BALLOT PORTAL) WILL NOT BE COUNTED. FOR THE AVOIDANCE OF DOUBT, NOMINEES OF PUBLICLY TRADED SECURITIES MAY SUBMIT MASTER BALLOTS VIA EMAIL to tabulation@epiqglobal.com, with a reference to Zynex Master Ballot in the subject line.

B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies or will 1129 satisfy all of the necessary statutory requirements of Chapter 11 of the Bankruptcy Code; (2) the Debtors have complied or will have complied with all of the necessary requirements of Chapter 11 of the Bankruptcy Code and the Plan has been proposed in good faith; and the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.
•	The Debtors, as the Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.
•	The Plan has been proposed in good faith and not by any means forbidden by law.
•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

•

Either each Holder of an Impaired Claim has accepted the Plan, or will receive or retain under the Plan on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under Chapter 7 of the Bankruptcy Code, including pursuant to section 1129(b) of the Bankruptcy Code for Equity Interests deemed to reject the Plan.

•

Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such Class pursuant to section 1129(b) of the Bankruptcy Code.

•

Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Expense Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.
•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.
1.	The Best Interest of Creditors Test and Liquidation Analysis

Often called the “best interest” test § 1129(a)(7) of the Bankruptcy Code requires that bankruptcy court find, as a condition to confirmation that a Chapter 11 plan provides with respect to each class that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under Chapter 7 of the Bankruptcy Code.

In determining whether this test is satisfied, the first step is to determine the dollar amount that would be generated from the liquidation of each of the Debtors’ assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of such Debtor’s assets and the cash held by such Debtor at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the applicable Debtor’s business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders of the applicable Debtor in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

To calculate the probable distribution to Holders of each Impaired Class of Claims and Interests if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors’ Assets if these Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. The Debtors believe that in a Chapter 7 liquidation, there would be additional costs and expenses that would be incurred as a result of the ineffectiveness associated with replacing existing management and professionals in a Chapter 7 case.

The Debtors, with the assistance of the Debtors’ advisors, are preparing an analysis that demonstrates that liquidation of the Debtors’ business under chapter 7 of the Bankruptcy Code would result in no more value provided to holders of Claims as compared to distributions contemplated under the Plan, notwithstanding the fact that the Plan contemplates as sale.  The Debtors will provide this liquidation analysis in a supplement to the Plan to be filed on or before February 19, 2026. The Debtor believes that Confirmation of the Plan will provide a greater return to the holders of Claims and a more desirable outcome than a liquidation under chapter 7 of the Bankruptcy Code.

2.	Valuation

As described in greater detail in Sections II.A.8, II.C, and IV.A above, the Plan aims to implement an Equity Transaction that is the culmination of an extensive marketing and Sale Process that commenced prepetition and is continuing after the Petition Date in accordance with the Bidding Procedures.  The Sale Process, by its nature acts as a market test of the value of the Debtors’ business.  As such, the Debtors and their advisors have not undertaken a separate valuation analysis, as the results of the Sale Process and Auction, if any, will be determinative of value.

3.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan not be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan).  Because the Plan proposes a sale pursuant to the Equity Transaction, for purposes of this test, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan.  Based on the Debtors’ analysis, the Debtors believes the conditions precedent to the Effective Date will be satisfied, the Reorganized Debtors will have sufficient assets to accomplish its tasks under the Plan and has made adequate provisions to ensure the consummation of the Plan, including the distributions to be made to creditors, the winding-up of the Debtors’ Estates and payment of post-Effective Date.  Therefore, the Debtors believe that the Plan will meet the feasibility requirements of the Bankruptcy Code.

4.	Acceptance by an Impaired Class

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or interests that is impaired under a Chapter 11 plan accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. For a class of impaired equity interests to accept a plan, § 1126(d) of the Bankruptcy Code requires acceptance by equity interest holders that hold at least two-thirds in amount of the allowed equity interests of such class, counting only those equity interests that actually voted to accept or reject the plan. Thus, a class of equity interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

The Claims in Class 1, and potentially the Claims and Interests in Classes 4 and 5, are not Impaired under the Plan, and, as a result, the Holders of such Claims or Interests are deemed to have accepted the Plan pursuant to § 1126(f) of the Bankruptcy Code and their votes will not be solicited.

The Claims in Classes 2 and 3 are Impaired under the Plan. These Classes will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of Classes 2 and 3 (other than any Claims of Creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan. As discussed below, if one of these Classes does not accept the Plan, the Debtors will still seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.

The Interests in Class 6, and potentially the Claims and Interests in Classes 4 and 5, are Impaired under the Plan and will likely not receive a distribution under the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of such Claims or Interests are deemed to reject the Plan and their votes will not be solicited.

5.	Confirmation Without Acceptance by All Impaired Classes; “Cram Down”

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it if the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

a.	No Unfair Discrimination

This test applies to classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will consider a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

b.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in such class.

Unsecured Claims: The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either: (1) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior equity interest any property.

Equity Interests: The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either: (1) the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of (a) the allowed amount of any fixed liquidation preference to which such holder is entitled, (b) any fixed redemption price to which such holder is entitled, or (c) the value of such interest; or (2) if the class does not receive the amount as required under (1) hereof, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

The Debtors seek to confirm the Plan utilizing the “cram down” provision of § 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan and any exhibits thereto or the Plan Supplement, including to amend or modify it to satisfy the requirements of § 1129(b) of the Bankruptcy Code.

Since Class 6, and potentially Classes 4 and 5, are deemed to reject the Plan, the Debtors seek to confirm the Plan utilizing the “cram down” provision of § 1129(b) of the Bankruptcy Code. Further, if Class 3 rejects the Plan, but Class 2 accepts the Plan, the Debtors still intend to seek to confirm the Plan utilizing the “cram down” provision of § 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan and any exhibits thereto or the Plan Supplement, including to amend or modify it to satisfy the requirements of § 1129(b) of the Bankruptcy Code.

The Debtors submit that if the Debtors “cram down” the Plan pursuant to § 1129(b) of the Bankruptcy Code, the Plan will be structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

Article XII

PLAN-RELATED RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION INCLUDED IN THIS PLAN AND DISCLOSURE STATEMENT AND THE OTHER DOCUMENTS DELIVERED OR INCORPORATED BY REFERENCE IN THIS PLAN AND DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. DOCUMENTS FILED WITH THE SEC MAY ALSO CONTAIN IMPORTANT RISK FACTORS THAT DIFFER FROM THOSE DISCUSSED BELOW, AND SUCH RISK FACTORS ARE INCORPORATED AS IF FULLY SET FORTH HEREIN AND ARE A

PART OF THE PLAN AND DISCLOSURE STATEMENT. COPIED OF ANY DOCUMENT FILED WITH THE SEC MAY BE OBTAINED BY VISITING THE SEC WEBSITE AT HTPP://WWW.SEC.GOV.

ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	GENERAL BANKRUPTCY LAW AND PLAN RELATED CONSIDERATIONS
1.	There May Be Objections to the Classification of Claims and Interests

Bankruptcy Code section 1122 provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created six (6) Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class.  However, a Holder of a Claim or Interest could challenge the Debtors’ classification.  In such an event, the cost of the Chapter 11 Cases and the time needed to confirm the Plan may increase, and there can be no assurance that the Bankruptcy Court will agree with the Debtors’ classification.  If the Bankruptcy Court concludes that the classifications of Claims and Interests under the Plan do not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Plan.  The Plan may not be confirmed if the Bankruptcy Court determines that the Debtors’ classification of Claims and Interests is not appropriate.

2.	The Debtors May Run Out of Financing

The Debtors are able to operate in chapter 11 because of the use of the DIP Facility, however this is a finite resources.  The DIP Facility is subject to a budget, and if Confirmation of the Plan becomes significantly contested or the Effective Date is delayed, the Debtors may exhaust their available resources.  If the Debtors run out of Cash and the DIP Facility is exhausted, there is no guarantee that the Debtors will be able to secure additional financing or access to Cash Collateral to address liquidity concerns and the reorganization of the Debtors may be harmed as a result.

3.	The Debtors May Not Get Enough Votes to Confirm the Plan

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors may seek, as promptly as practicable thereafter, Confirmation.  If the Plan does not receive the required support from Classes 2 or 3, the Debtors may elect to amend the Plan or proceed with liquidation.  There can be no assurance that the terms of any such alternative chapter 11 plan or chapter 7 liquidation would be similar or as favorable to the Holders of Allowed Claims as the contemplated Plan.

In the event that any Impaired class of Claims does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each Impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es).  The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.  In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increase the expenses on the Debtor’s estate.

4.	Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court in accordance with the Bankruptcy Code, the Debtors cannot assure you that the Plan will be confirmed by the Bankruptcy Court.  Bankruptcy Code section 1129 sets forth the requirements for confirmation of a plan, and requires, among other things, a finding by the Bankruptcy Court that the plan is “feasible,” that all claims and interests have been classified in compliance with the provisions of Bankruptcy Code section 1122, and that, under the plan, each holder of a claim or interest within each impaired class either accepts the plan or receives or retains cash or property of a value, as of the date the plan becomes effective, that is not less than the value such Holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  With respect to impaired classes of claims or interests that do not accept the plan, section 1129(b) requires that the plan be fair and equitable (including, without limitation the “absolute priority rule”) and not discriminate unfairly with respect to such classes.  There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of Bankruptcy Code section 1129 (including, without limitation, finding that the Plan satisfies the “new value” exception to the absolute priority rule, if applicable) have been met with respect to the Plan.  If and when the Plan is filed, there can be no assurance that modifications to the Plan would not be required for Confirmation, or that such modifications would not require a re-solicitation of votes on the Plan.

The Bankruptcy Court could refuse to finally approve this Disclosure Statement and determine that the votes in favor of the Plan could be disregarded.  The Debtors would then be required to recommence the solicitation process, which could include re-filing a plan and disclosure statement.

If the Plan is not confirmed, the Chapter 11 Cases may be converted into cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that liquidation under chapter 7 of the Bankruptcy Code would result in, among other things, smaller or no better distributions being made to creditors and interest Holders than those provided for in the Plan because of:

•	the potential absence of a market for the Debtors’ assets on a going concern basis;

•	additional administrative expenses involved in the appointment of a chapter 7 trustee; and

•

additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of Unexpired Leases and other Executory Contracts in connection with a cessation of the Debtors’ operations.

5.	Parties in Interest May Object to the Plan’s Amount or Classification of Claims or Interests

Except as otherwise provided in the Plan, the Debtors and other parties in interest reserve the right to object to the amount or classification of any Claim under the Plan.  Any estimates set forth in the Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection.  Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in the Plan and Disclosure Statement.

6.	Non-Occurrence or Delayed Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur after the Confirmation Date following satisfaction of any applicable conditions precedent, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

7.	The Releases, Injunction or Exculpation Provisions May Not be Approved

The Plan provides for certain releases, injunctions, and exculpations, including a release of liens that may otherwise be asserted against the Debtors or Released Parties, as applicable.  The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved.  If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made contributions to the Debtors’ reorganizational efforts that are important to the success of the Plan and have agreed to make further contributions.  The Plan’s release and exculpation provisions are an inextricable component of the Plan.

8.	Allowed Administrative Expense Claims and Other Priority Claims May be Higher than Anticipated

Allowed Administrative Expense Claims and Allowed Other Priority Claims may be higher than anticipated.  Accordingly, there is a risk that the Debtors will not be able to pay in full in cash all Administrative Expense Claims and Other Priority Claims on the Effective Date as is required to confirm a chapter 11 plan.

9.	Risk Affecting Potential Recoveries of Holders of Claims in Voting Classes

The Debtors cannot state with any degree of certainty what recovery will be available to Holders of Claims in Voting Classes. The Debtors cannot know, at this time, whether there will be any Excess Sale Proceeds for distribution and, if there are Excess Sale Proceeds, the amount thereof.  Additionally, the Debtors cannot know with any certainty, at this time, the number or size of Claims in the Voting Classes which will ultimately be Allowed.

B.	RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

Any financial information contained in this Disclosure Statement has not been audited. In preparing this Plan and Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Plan and Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

C.	BUSINESS AND INDUSTRY RISKS
1.	The Debtors’ Business May Fail to be Successful Post Sale and the holders of the New Common Shares May Face Risks

As part of the Plan the equity, rather than broken out assets, of the Debtor will be sold. There can be no assurances that the Debtors will be able to continue to operate the Debtors’ business successfully after the Effective Date. Additionally, similar risks to the Debtors’ business that the Debtors currently face, including, but not limited to, with regard to reimbursement from third-party payors, regulatory legislation, government and regulatory enforcement and competition with other medical devices.

Additionally, the New Common Shares will be a new issuance of securities with no established trading market for such securities. The successful purchaser or purchasers of the Debtors’ business will receive all of the New Common Shares and will be able to control the outcome of all actions requiring stockholder approval. Existing holders of equity in the Debtor will retain no ownership in the Debtor and will not receive New Common Shares, unless such holder is the successful purchaser or purchasers of the Debtors’ business through the Plan. The successful purchaser or purchasers will control the new organizational documents that will govern the Debtors. The value of the New Common Shares is entirely speculative and the Debtors can make no assurances as to its value after the Effective Date. The Debtors cannot provide assurance that the Debtors will be able to continue to operate successfully or at all following the Effective Date or that the New Common Shares will have value.

2.	Reimbursement from Third-Party Payors Impacts the Debtors’ Business

A large percentage of the Debtors’ revenues have historically come from third-party payer reimbursement. Upon delivery of the Debtors’ products to the Debtors’ patients, the Debtors directly bill the patients’ private insurance companies or government payers for reimbursement. If the third-party payers do not remit payment on a timely basis or if they change their policies to exclude or reduce coverage for the Debtors’ products, the Debtors would experience a decline in the Debtors’ revenue as well as cash flow. In addition, the Debtors may deliver products to patients and invoice based on past practices and billing experiences only to have third-party payers later deny coverage for such products.

In some cases, the Debtors’ delivered product may not be covered pursuant to a policy statement of a third-party payer, despite a payment history with the third-party payer and benefits to the patients. A third-party payer may seek repayment of amounts previously paid for covered products. Failure to adequately identify and provide for amounts for resolution of repayment demands in the Debtors’ allowance for provider discounts could have a material adverse effect on the Debtors’ results of operations and cash flows. For government healthcare programs, if the Debtors identify a deficiency in prior claims or practices, the Debtors may be required to repay amounts previously reimbursed to the Debtors by government healthcare programs, which could impact the Debtors’ reported revenues.

During the quarter ended March 31, 2025, the Debtors were notified that the Defense Health Agency was temporarily suspending Tricare claims processing and payments to the Debtors based on allegations that the Debtors misrepresented claims for supplies and equipment billed to the Tricare program, that the Debtors misrepresented diagnoses to justify a requirement for TENS units, and that the Debtors lacked physician orders supporting the medical need for the replenishment of TENS supplies. In April 2025, the Debtors met with DHA to present evidence in opposition to the temporary Tricare payment suspension. In June 2025, DHA notified the Debtors that the Tricare payment suspension will continue pending completion of DHA’s investigation. Tricare historically represented approximately 20-25% of the Debtors’ annual revenue. The Debtors reduced their revenue by $2.8 million during the quarter ended September 30, 2025 related to Tricare payments it received from TriWest Healthcare Alliance and Humana Military during the time period of the Debtors’ Tricare payment suspension. During the nine months ended September 30, 2025, as a result of the adjustment, the Debtors did not recognize any revenue from Tricare, all other fulfillments and related revenue have been fully reserved and the Debtors have no reported receivables related to Tricare as of September 30, 2025.

The Debtors frequently receive, and expect to continue to receive, refund requests from insurance providers relating to specific patients and dates of service. Billing and reimbursement disputes are very common in the Debtors’ industry. These requests are sometimes related to a few patients and other times include a significant number of refund claims in a single request which can accumulate to a significant amount. The Debtors review and evaluate these requests and determine if any refund is appropriate. During the adjudication process, the Debtors review claims where the Debtors are rebilling or pursuing additional reimbursement from that insurance provider. The Debtors frequently have significant offsets against such refund requests which may result in amounts that are due to the Debtors in excess of the amounts of refunds requested by the insurance providers. Therefore, at the time of receipt of such refund requests, the Debtors are generally unable to determine if a refund request is valid. Although the Debtors cannot predict whether or when a request for repayment or the Debtors’ subsequent request for reimbursement will be resolved, it is not unusual for such matters to be unresolved for an extended period of time. No assurances can be given with respect to the Debtors’ estimates for the Debtors’ allowance for provider discounts refund claim reimbursements and offsets or the ultimate outcome of the refund requests.

Third-party payers may decline to cover and reimburse certain procedures, supplies, or services. Additionally, some third-party payers may decline to cover and reimburse the Debtors’ products for a particular patient even if the payer has a favorable coverage policy addressing the Debtors’ products or previously approved reimbursement for the Debtors’ products. Furthermore, private and government payers may consider the cost of a treatment in approving coverage or in setting reimbursement for the treatment.

Private and government payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of governments. Adoption of additional price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures could further limit the Debtors’ revenues and operating results. If third-party payers do not consider the Debtors’ products or the combination of the Debtors’ products with additional treatments to be cost-justified under a required cost-testing model, they may not cover the Debtors’ products for their populations or, if they do, the level of reimbursement may not be sufficient to allow the Debtors to sell the Debtors’ products on a profitable basis. Additionally, federal and state statutes, rules, or other regulatory measures that restrict coverage of the Debtors’ products or reimbursement rates could have an adverse effect on the Debtors’ ability to sell or rent the

Debtors’ products or cause physical therapists and physicians to dispense and prescribe alternative, lower-cost products, which could negatively affect the Debtors’ revenues.

The Debtors cannot guarantee that the use of the Debtors’ products will receive reimbursement approvals and cannot guarantee that the Debtors’ existing reimbursement approvals will be maintained in any country.

3.	Estimation Risks Could Impact Revenue Recognition and Cash Collections

There are significant risks associated with the estimation of the amount of revenues, related refund liabilities, accounts receivable, and provider discounts that the Debtors recognize in a reporting period. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of coverage, differing provider discount rates, and other third-party payer issues. Determining applicable primary and secondary coverage for the Debtors’ customers at any point in time, together with the changes in patient coverage that occur each month, require complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payers. Revenues associated with government programs are also subject to estimating risk related to the amounts not paid by the primary government payer that will ultimately be collectable from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds, and pay or retractions typically continue to occur for up to three years and longer after the Debtors’ products are provided. While the Debtors typically look to the Debtors’ past experience in collections with a payer in estimating amounts expected to be collected on current billings, recent trends and current changes in reimbursement practice, the overall healthcare environment, and other factors nonetheless could ultimately impact the amount of revenues recorded and the receivables collected. If the Debtors’ estimates of revenues, related refund liabilities, accounts receivable, or provider discounts are materially inaccurate, it could impact the timing of the Debtors’ revenue recognition and have a significant impact on the Debtors’ operating results. It could also lead to a restatement of the Debtors’ financial results.

4.	Healthcare Legislation and Other Healthcare Industry and Spending Changes May Have Significant Impacts

The Debtors’ revenue is dependent on healthcare legislation and the healthcare industry and could be affected by changes in healthcare spending and policy.

The healthcare industry is subject to changing political, regulatory, and other influences. The Patient Protection and Affordable Care Act (“PPACA”) made major changes in how healthcare is both delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. The PPACA (some provisions of which expired at the beginning of 2026) has had an impact on the Debtors’ business in a variety of ways including increased number of Medicaid recipients, increased number of individuals with commercial insurance, additional audits conducted by public health insurance plans such as Medicaid and Medicare, changes to the rules that govern employer group health insurance, and other factors that influence the acquisition and use of health insurance from private and public payers. The amount of uncertainty related to the PPACA creates concern on the Debtors’ customers’ willingness to buy products which may or may not be covered by future healthcare benefits even if they are covered currently.

The Debtors are also impacted by the Medicare Access and CHIP Reauthorization Act, under which physicians must choose to participate in one of two payment formulas, Merit-Based Incentive Payment System or Alternative Payment Models. In addition, current and prior healthcare reform proposals have included the concept of creating a single payer or public option for health insurance. If enacted, these proposals could have an extensive impact on the healthcare industry, including the Debtors. The Debtors are unable predict whether such reforms may be enacted or their impact on the Debtors’ operations.

The Debtors expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare services, which could harm the Debtors’ business, financial condition, and results of operations.

The Debtors’ operations are also subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal Stark Law (as defined below), and the federal False Claims Act. These laws may impact, among other things, the Debtors’ sales, marketing, and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment, and possible exclusion from Medicare, Medicaid, and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal Ethics in Patient Referrals Act of 1989, commonly known as the “Stark Law”, prohibits, among other things, subject to certain exceptions, physician referrals of Medicare and, as applicable under state law, Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. The False Claims Act liability includes liability for reverse false claims for avoiding or decreasing an obligation to pay or transmit money to the government, including for failing to report and return overpayments within 60 days of the date on which the overpayment is “identified”. The frequency of filing actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical, and healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

Health Insurance Portability and Affordability Act (“HIPAA”), and its implementing regulations, also created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters.

For decades, the Debtors have constantly been and are involved in various private insurance and governmental audits, investigations, and reviews related to its operations. These investigations and requests can lead to government actions, resulting in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way the Debtors conduct business, loss of licensure, or exclusion from participation in Medicare, Medicaid, or other government programs. Additionally, as a result of these investigations, healthcare providers and entities may face litigation or have to agree to settlements that can include monetary penalties and onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement, or Corporate Integrity Agreement. If the Debtors fail to comply with applicable laws, regulations, and rules, the Debtors’ financial condition and results of operations could be adversely affected. Furthermore, becoming subject to these governmental investigations, audits, and reviews may result in substantial costs and divert management’s attention from the business as the Debtors cooperate with the government authorities, regardless of whether the particular investigation, audit, or review leads to the identification of underlying issues.

The U.S. and foreign government regulators have increased regulation, enforcement, inspections and governmental investigations of the medical device industry, including increased U.S. government oversight and enforcement of the Foreign Corrupt Practices Act. Whenever a governmental authority concludes that the Debtors are not in compliance with applicable laws or regulations, that authority can impose fines, delay or suspend regulatory clearances, institute proceedings to detain or seize the Debtors’ products, issue a recall, impose operating restrictions, inform other agencies of ongoing or findings of investigations, enjoin future violations and assess civil penalties against the Debtors or the Debtors’ officers or employees and can recommend criminal prosecution. Moreover, governmental authorities can ban or request the recall, repair, replacement or refund of the cost of devices the Debtors distribute.

If a governmental authority were to conclude that the Debtors are not in compliance with applicable fraud and abuse laws and regulations, the Debtors and the Debtors’ officers and employees could be subject to severe penalties including, for example, civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non- compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of operations, any of which could adversely affect the Debtors’ ability to operate the Debtors’ business and the results of the Debtors’ operations.

It is uncertain whether and how future legislation could affect prospects for the Debtors’ products or what actions federal, state or private payers for health care treatment and services may take in response to any such health care reform proposals or legislation.

5.	Reduced Prescriptions for the Debtors’ Products Will Result in Reduced Revenue

Because the Debtors’ sales are dependent on prescriptions from physicians, if fewer prescriptions for the Debtors’ products being written for any number of reasons, the Debtors will have reduced revenues and may not be able to fully fund the Debtors’ operations. Many competitors to the Debtors’ products may have substantially greater financial, technical, marketing, and other resources. Competition could result in fewer orders, reduced gross margins, and loss of market share. Additionally, hospitals and clinicians may not accept any of the Debtors’ products as effective, reliable, or cost-effective. The Debtors’ products are regulated by the FDA in the United States. Competitors may develop products that are substantially equivalent to the Debtors’ FDA-cleared products, thereby using the Debtors products as predicate devices to more quickly obtain FDA approval for their own products. If overall demand for the Debtors’ products should decrease, it could have a material adverse effect on the Debtors’ operating results. These competitors may use standard or novel signal processing techniques to detect muscular movement and generate stimulation to such muscles. Other companies may develop rehabilitation products that perform better and/or are less expensive than the Debtors’ products, which could have a material adverse effect on the Debtors’ operating results.

The technologies underlying the Debtors’ products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. The Debtors can give no assurance that others will not develop services, products, or processes with significant advantages over the products, services, and processes that the Debtors offer or are seeking to develop. Any such occurrence could have a material and adverse effect on the Debtors’ business, results of operations, and financial condition. The Debtors plan to enhance and broaden the Debtors’ product offerings in response to changing customer demands and competitive pressure and technologies, but the Debtors may not be successful. The success of any new product offering or enhancement to an existing product will depend on numerous factors.

The Debtors’ research and development efforts may require a substantial investment of time and resources before the Debtors are adequately able to determine the commercial viability of a new product, technology, material, or other innovation. In addition, even if the Debtors are able to successfully develop enhancements or new generations of the Debtors’ products, these enhancements or new generations of products may not be covered or reimbursed by government healthcare programs such as Medicare or private health plans, may not produce sales in excess of the costs of development, and/or may be quickly rendered obsolete by changing customer preferences or the introduction by the Debtors’ competitors of products embodying new technologies or features.

6.	Third-Party Suppliers and Manufacturers Impact the Debtors’ Business

Third-party manufacturers assemble and manufacture components of certain of the Debtors’ products to the Debtors’ specifications. The inability of a manufacturer to ship orders of the Debtors’ products in a timely manner or to meet the Debtors’ quality standards could cause the Debtors to miss the delivery date requirements of the Debtors’ patients for those items, which could result in cancellation of orders, refusal to accept deliveries, or a reduction in purchase prices, any of which could have a material adverse effect on the Debtors’ revenues. Additionally, any delays from suppliers can result in delays by the manufacturers in producing the Debtors’ products. Semiconductor chips are a vital input component to the electrical architecture of the Debtors’ products, controlling wide aspects of the products’ operations. Many of the key semiconductor chips the Debtors use in the Debtors’ products come from limited or single sources of supply, and therefore a disruption with any one manufacturer or supplier in the Debtors’ supply chain would have an adverse effect on the Debtors’ ability to effectively manufacture and timely deliver the Debtors’ products. Delays or disruption in the supply of raw materials and components could also result in delays for production. Because of the timing and seriousness of the Debtors’ business, and the medical device industry in particular, the dates on which patients need and require shipments of products from the Debtors are critical. Replacing suppliers or manufacturers would be costly and result in delays to production. Further, because quality is a leading factor when patients, doctors, health insurance providers, and distributors accept or reject goods, any decline in quality by the Debtors’ third-party manufacturers or suppliers could be detrimental not only to a particular order, but also to the Debtors’ future relationship with that particular patient.

7.	Product Liability Claims are an Inherent Risk in the Debtors’ Business

The Debtors’ marketing and sales of medical device products create an inherent risk of claims for product liability. The Debtors cannot, however, be assured that the Debtors have resources sufficient to satisfy liability claims in excess of any applicable insurance policy limits if required to do so. Also, if the Debtors are subject to such liability claims, there is no assurance that the Debtors’ insurance provider will continue to insure the Debtors at current levels or that the Debtors’ insurance rates will not substantially rise in the future, resulting in increased costs to the Debtors or forcing the Debtors to either pay higher premiums or reduce the Debtors’ coverage amounts, which would result in increased liability to claims.

Although the Debtors do not manufacture the products that the Debtors distribute, a defect in the design or manufacture of a product distributed or serviced by the Debtors, or a failure of a product distributed by the Debtors to perform for the use specified, could have a material and adverse effect on the Debtors’ reputation in the industry and subject the Debtors to claims of liability for injuries and otherwise. Misuse of the product distributed by the Debtors by a practitioner or patient that results in injury could similarly subject the Debtors to liability. Any substantial underinsured loss could have a material and adverse effect on the Debtors’ business, financial condition, results of operations, and cash flows.

8.	Regulatory Clearance and Recalls Impact the Debtors’ Business

Before marketing certain new products, the Debtors will need to complete one or more clinical investigations of each product. There can be no assurance that the results of such clinical investigations will be favorable to the Debtors. The Debtors may not know the results of any study, favorable or unfavorable to the Debtors, until after the study has been completed. Such data must be submitted to the FDA as part of any regulatory filing seeking clearance to market the product. Even if the results are favorable, the FDA may dispute the claims of safety, efficacy, or clinical utility and not allow the product to be marketed. The sales price of the product may not be enough to recoup the amount of the Debtors’ investment in conducting the investigative studies, and the Debtors may expend significant funds on research and development on products that are rejected by the FDA. Some of the Debtors’ products are marketed based upon the Debtors’ interpretation of FDA regulation allowing for changes to an existing device. If the Debtors’ interpretations are incorrect, the Debtors could suffer consequences that could have a material adverse effect on the Debtors’ results of operations and cash flows and could result in fines and penalties. There can be no assurance that the Debtors will have the financial resources to complete development of any new products, complete the regulatory clearance process, or maintain regulatory compliance of existing products.

Additionally, the Debtors are subject to medical device reporting regulations that require the Debtors to report to the FDA or respective governmental authorities in other countries if the Debtors’ products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to cause or contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of the Debtors’ products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by the Debtors could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling.

Any recall would divert managerial and financial resources and could harm the Debtors’ reputation with customers. The Debtors cannot assure you that the Debtors will not have product recalls in the future or that such recalls would not have a material adverse effect on the Debtors’ business. The Debtors have not undertaken any voluntary or mandatory recalls to date.

9.	Intellectual Property Defense Costs Could be Significant

The Debtors consider the Debtors’ trademarks, trade secrets, and other intellectual property an integral component of the Debtors’ success. The Debtors rely on trademark law and trade secret protection and confidentiality agreements with employees, customers, partners, and others to protect the Debtors’ intellectual property. Effective trademark and trade secret protection may not be available in every country in which the Debtors’ products are available. The Debtors cannot be certain that the Debtors have taken adequate steps to protect the Debtors’ intellectual property, especially in countries where the laws may not protect the Debtors’ rights as fully as in the United States. In addition, if the Debtors’ third-party confidentiality agreements are breached, there may not be an adequate remedy available to the Debtors. If the Debtors’ trade secrets become publicly known, the Debtors may lose competitive advantages.

10.	Data Privacy is Important in the Medical Device Space

The Debtors possess and process sensitive customer information and Protected Health Information protected by the HIPAA. While the Debtors have taken reasonable and appropriate steps to protect that information, if the Debtors’ security procedures and controls were compromised, it could harm the Debtors’ business, reputation, results of operations, and financial condition and may increase the costs the Debtors incur to protect against such information security breaches, such as increased investment in technology, the costs of compliance with healthcare privacy and consumer protection laws. A compromise of the Debtors’ privacy or security procedures could also subject the Debtors to liability under certain healthcare privacy laws applicable to the Debtors.

Other federal and state laws restrict the use and protect the privacy and security of personally identifiable information are, in many cases, are not preempted by HIPAA and may be subject to varying interpretations by the courts and government agencies. These varying interpretations can create complex compliance issues for the Debtors and the Debtors’ partners and potentially expose the Debtors to additional expense, adverse publicity and liability, any of which could adversely affect the Debtors’ business. There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. The Debtors expect that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act (“CPRA”), which amendments went into effect on January 1, 2023. The CCPA creates specific obligations with respect to processing and storing personal information, and the CPRA amendments created a new state agency that is vested with authority to implement and enforce the CCPA. Additionally, a similar law went into effect in Virginia on January 1, 2023, and further US-state comprehensive privacy laws are set to go into effect throughout 2023, including laws in Colorado, Connecticut, and Utah. These laws are substantially similar in scope and contain many of the same requirements and exceptions as the CCPA, including a general exemption for clinical trial data and limited obligations for entities regulated by HIPAA. However, the Debtors cannot yet determine the full impact these laws or other such future laws, regulations and standards may have on the Debtors’ current or future business. Any of these laws may broaden their scope in the future, and similar laws have been proposed on both a federal level and in more than half of the states in the U.S. A number of other states have proposed new privacy laws, some of which are similar to the above discussed recently passed laws. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country would make the Debtors’ compliance obligations more complex and costly and may increase the likelihood that the Debtors may be subject to enforcement actions or otherwise incur liability for noncompliance.

D.	DISCLOSURE STATEMENT DISCLAIMER
1.	Information Contained Herein Is for Soliciting Votes

The information contained in this Plan Disclosure Statement is for the purpose of soliciting acceptances of the Plan and may not be relied upon for any other purposes.

2.	This Plan and Disclosure Statement Was Not Reviewed or Approved by the Securities and Exchange Commission

This Plan and Disclosure Statement was not filed with the Commission under the Securities Act or applicable state securities laws. Neither the Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	This Plan and Disclosure Statement May Contain Forward Looking Statements

This Plan and Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections or other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

4.	No Legal or Tax Advice Is Provided to You by this Plan and Disclosure Statement

This Plan and Disclosure Statement is not legal advice to you. The contents of this Plan and Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interest. This Plan and Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

5.	No Admissions Made

The information and statements contained in this Plan and Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, Holders of Allowed Claims or Interests or any other parties in interest.

6.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors, the Reorganized Debtors, or any party in interest, as the case may be, to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims, Causes of Action, or Avoidance Actions of the Debtors or their respective Estates are specifically or generally identified herein.

7.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Plan and Disclosure Statement, they have not verified independently the information contained herein.

8.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update

The statements contained in this Plan and Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Plan and Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Plan and Disclosure Statement, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Plan and Disclosure Statement. Further, although the Debtors may subsequently update the information in this Plan and Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

9.	No Representations Outside the Plan and Disclosure Statement are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Plan and Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan other than as contained in, or included with, this Plan and Disclosure Statement, should not be relied upon by you in arriving at your decision.

E.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords the Holders of Claims the potential for a better realization on the Debtors’ assets than a Chapter 7 liquidation, and therefore, is in the best interests of such Holders. If, however, the Plan is not confirmed, the theoretical alternatives include (a) formulation of an alternative plan or plans of liquidation under chapter 11, or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

1.	Alternative Plan(s)

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors could attempt to formulate and propose a different plan or plan of liquidation.

With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan enables creditors to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan, has the greatest chance to be confirmed and consummated.

2.	Liquidation Under Chapter 7

If the Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In a case under Chapter 7 of the Bankruptcy Code, a trustee would be appointed to promptly liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against the Debtors.

The Debtors believe that in a liquidation under Chapter 7 of the Bankruptcy Code, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, would cause a substantial diminution in the value of the Estates. The assets available for distribution to Holders of Claims and Interests would be reduced by such additional expenses.

3.	Dismissal of the Chapter 11 Cases

If the Plan is not confirmed, the Debtors or other parties in interests may seek dismissal of the Chapter 11 Cases pursuant to § 1112 of the Bankruptcy Code. Without limitation, dismissal of the Chapter 11 Cases would terminate the automatic stay and might allow certain creditors to foreclose on their liens. Accordingly, the Debtors believe that dismissal of the Chapter 11 Cases would reduce the value of the Debtors’ remaining assets.

Article XIII

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	General Tax Considerations

The following is a general summary of certain material U.S. federal income tax consequences of the Plan to the Debtors and to certain Holders (which solely for purposes of this discussion includes beneficial owners for U.S. federal income tax purposes) of certain Claims.  As used herein, a “U.S. Holder” is a Holder of Claims that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws  of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source, and a “non-U.S. Holder” is a Holder of Claims that is not a U.S. Holder.  The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote on the Plan.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury Department regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect on the date hereof.  These authorities are all subject to change at any time by legislative, judicial or administrative action, and such change may be applied retroactively in a manner.

Due to a lack of definitive judicial or administrative authority or interpretation, the complexity of the application of the Tax Code and Treasury Regulations to the implementation of the Plan, the possibility of changes in the law, the differences in the nature of various Claims and Interests, and the potential for disputes as to legal and factual matters, the tax consequences discussed below are subject to substantial uncertainties.  No legal opinions have been requested or obtained from counsel with respect to any of the tax aspects of the Plan, and no rulings have been or will be requested from the IRS or any other taxing authority with respect to any of the issues discussed below.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

The summary does not cover all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their particular circumstances.  For example, the description does not address issues of special concern to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, tax exempt organizations, S corporations, partnerships, or other pass-through entities for U.S. federal income tax purposes and their owners, and non-U.S. persons, nor, except as specifically provided herein, does it address tax consequences to Holders of Interests.  In addition, the description does not discuss any U.S. federal non-income (including estate or gift), state, local or non-U.S. tax, alternative minimum tax, or the Medicare tax on certain net investment income consequences of the Plan.  Furthermore, this discussion assumes that a U.S. Holder of a Claim holds such claim as a “capital asset” within the meaning of Section 1221 of the Tax Code (generally property held for investment).

THE TRANSACTIONS CONTEMPLATED BY THE PLAN MAY HAVE AN IMPACT ON THE TAX TREATMENT OF ANY HOLDER OF A CLAIM OR INTEREST.  THAT IMPACT MAY BE ADVERSE TO SUCH HOLDER.  NOTHING HEREIN IS INTENDED TO BE ADVICE OR OPINION AS TO THE TAX IMPACT OF THE PLAN ON ANY HOLDER OF A CLAIM OR INTEREST.  EACH HOLDER OF A CLAIM OR INTEREST IS CAUTIONED TO OBTAIN INDEPENDENT AND COMPETENT TAX ADVICE PRIOR TO VOTING ON THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of cash paid and (ii) the fair market value of any consideration (including equity of a debtor or a party related to such debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange.  The Plan provides that holders of Convertible Notes Claims and General Unsecured Claims will receive their Pro Rata Share of Excess Sale Proceeds of the Equity Transaction, if any. Accordingly, the estimated amount of COD income is uncertain at this time.

Under section 108 of the Tax Code, a taxpayer is not required to include COD income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding.  As a consequence of such an exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income.  In general, such tax attributes are reduced in the following order:  (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the cancellation of indebtedness); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD may elect first to reduce the basis of its depreciable assets (a “Section 108(b)(5) Election”), in which case the limitation described in (e) does not apply to the reduction in basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence.  The reduction of the taxpayer’s tax attributes occurs at the end of the tax year for which the excluded COD income is realized, but only after the taxpayer’s net income or loss for the taxable year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the taxable year following the discharge.  If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax.  Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtors may realize excluded COD income for U.S. federal income tax purposes.  If the Debtors do not make a Section 108(b)(5) Election, their NOLs, if any, as well as a portion of their asset tax basis, will be reduced as a result of the COD attribute reduction arising in connection with the Plan.

C.	Certain U.S. Federal Income Tax Consequences for U.S. Holders of Class 2 and Class 3 Claims

Generally, a U.S. Holder of a Class 2 or Class 3 Claim should recognize gain or loss equal to the difference between the amount of Cash or the fair market value of its undivided interest in the GUC Trust Assets consistent with its economic rights in the GUC Trust, as applicable, received by such Holder in respect of such Claim (other than any Cash or interest in GUC Trust Assets received in respect of accrued and unpaid interest, which will be taxed as set forth in the next paragraph below) and such Holder’s adjusted tax basis in such Claim.  The character of any such gain or loss will depend on a number of factors, including the tax status of the Holder, the nature of the Claim in the Holder’s hands, whether the Claim was purchased at a discount, whether the Claim constitute a capital asset in the hands of the Holder, the Holder’s holding period of the Claim, and the extent to which the Holder previously claimed a bad debt deduction or deduction for the worthlessness of all or a portion of the Claim.  Subject to the market discount rules discussed below, if the Claim is a capital asset in the Holder’s hands, any gain or loss realized will generally be characterized as capital gain or loss and will constitute long-term capital gain or loss if the Holder has held such Claim for more than one year.  Under current U.S. federal income tax law, non-corporate U.S. Holders may be eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

To the extent any amount of Cash or interest in the GUC Trust Assets received by a U.S. Holder of a Class 2 or Class 3 Claim is attributable to accrued but unpaid interest in respect of such Claim, the receipt of such Cash will be taxable to such Holder as ordinary income to the extent not previously included in income by such Holder.  Conversely, a U.S. Holder who previously included in its income accrued but unpaid interest attributable to its Class

2 or Class 3 Claim may be able to recognize a deductible loss to the extent that such accrued but unpaid interest is not paid in full.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder in respect of its Class 2 or Class 3 Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim.  Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).

If the GUC Trust is formed, a U.S. Holder’s aggregate tax basis in its undivided interest in the GUC Trust Assets (other than those allocable to Disputed Claims) will generally equal the fair market value of such interest, and a U.S. Holder’s holding period in such assets generally will begin the day following establishment of the GUC Trust.

D.	U.S. Federal Income Taxation of the GUC Trust

The GUC Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulations Section 301.7701-4(d) and as a “grantor trust” for federal income tax purposes, pursuant to sections 671 through 679 of the Tax Code, with no objective to continue or engage in the conduct of a trade of business. In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a Chapter 11 plan. The GUC Trust will be structured with the intention of complying with such general criteria.

Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties shall treat the transfer of GUC Trust Assets to the GUC Trust as (i) a transfer of the GUC Trust Assets directly to holders of GUC Trust Interests (other than to the extent GUC Trust Assets are allocable to Disputed Claims), followed by (ii) the transfer by such beneficiaries to the GUC Trust of GUC Trust Assets in exchange for GUC Trust Interests. Accordingly, Holders of GUC Trust Interests should be treated for U.S. federal income tax purposes as the grantors and deemed owners of the GUC Trust and thus, the direct owners of their respective share of GUC Trust Assets (other than such GUC Trust Assets as are allocable to Disputed Claims).

While the following discussion assumes that the GUC Trust would be so treated for U.S. federal income tax purposes, no ruling will be requested from the IRS concerning the tax status of the GUC Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the GUC Trust as a grantor trust. If the IRS were to successfully challenge such classification, the U.S. federal income tax consequences to the GUC Trust and the GUC Trust Beneficiaries could vary from those discussed herein.

In accordance with the treatment of the GUC Trust as a liquidating trust for U.S. federal income tax purposes, all parties must treat the GUC Trust as a grantor trust of which the holders of GUC Trust Interests are the owners and grantors, and treat the holders of GUC Trust Interests as the direct owners of an undivided interest in the GUC Trust Assets (other than any assets allocable to Disputed Claims) for all U.S. federal income tax purposes, consistent with their economic interests therein. The GUC Trustee will file tax returns for the GUC Trust treating the GUC Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a).

Items of taxable income of the GUC Trust (other than otherwise accounted for in a “disputed ownership fund”) shall be allocated among the holders of GUC Trust Interests by reference to the manner in which an amount of Cash equal to such taxable income would be distributed  (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the GUC Trust had distributed all its assets (valued at their book value, and, if applicable, other than assets allocable to Disputed Claims) to the GUC Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the GUC Trust.  Similarly, taxable loss of the GUC Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining GUC Trust Assets.

As soon as reasonably practicable after the Effective Date, the GUC Trustee shall make (or cause to be made) a good faith valuation of the GUC Trust Assets, and such valuation shall be used consistently by all parties for United

States federal income tax purposes. The GUC Trust shall also file (or cause to be filed) any other statements, returns or disclosures relating to the GUC Trust that are required by any government unit for taxing purposes.

The U.S. federal income tax obligations of a U.S. Holder with respect to its GUC Trust Interests are not dependent on the GUC Trust distributing any cash or other proceeds. Thus, a U.S. Holder may incur a U.S. federal income tax liability with respect to its allocable share of the GUC Trust’s income even if the GUC Trust does not make a concurrent distribution to the Holder. In general, other than in respect of cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions, a distribution of cash by the GUC Trust will not be separately taxable to a U.S. Holder of GUC Trust Interest as the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the GUC Trust). Holders of GUC Trust Interests are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of cash originally retained by the GUC Trust on account of Disputed Claims.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (or the receipt of an adverse determination by the IRS upon audit if not contested by the GUC Trustee), the GUC Trustee (i) may elect to treat any GUC Trust Assets allocable to, or retained on account of, Disputed Claims (i.e., a Disputed Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, if applicable, and (ii) to the extent permitted by applicable law, will report consistently for state and local income tax purposes. Accordingly, if a “disputed ownership fund” election is made with respect to a Disputed Claims Reserve, such reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to such reserve (including any gain recognized upon the disposition of such assets). All distributions from such reserve (which distributions will be net of the expenses, including taxes, relating to the retention or disposition of such assets) will generally be treated as received by holders in respect of their Claims as if distributed by the Debtors at such time. All parties will be required to report for tax purposes consistently with the foregoing. A Disputed Claims Reserve will be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets.

E.	Information Reporting and Withholding

In connection with the Plan, the Debtors, Reorganized Debtors and the GUC Trustee, as applicable, will comply with all applicable withholding and information reporting requirements imposed by U.S. federal, state, local, and foreign taxing authorities, and all distributions under the Plan will be subject to those withholding and information reporting requirements.  Holders may be required to provide certain tax information as a condition to receiving distributions pursuant to the Plan.  In the case of any non-U.S. Holders, the GUC Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate or is otherwise excluded from withholding). Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including holding GUC Trust Interests.

In general, information reporting requirements may apply to distributions pursuant to the Plan.  Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions made pursuant to the Plan, unless a Holder provides the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability, if any, and may entitle a Holder to a refund, provided the required information is timely furnished to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders of Claims or Interests are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holder’s tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME

TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES.  EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT WITH SUCH HOLDER’S TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE PLAN.

F.	Reservation of Rights

This tax section is subject to change (possibly substantially) based on subsequent changes to other provisions of the Plan, as well as the ultimate structure of the transaction(s) with the Plan Sponsor, once selected. The Debtors and their advisors reserve the right to further modify revise or supplement this Article XIII and the other tax related sections of the Plan prior to the date by which objections to Confirmation of the Plan must be filed and served.

Article XIV

CONCLUSION, RECOMMENDATION, AND CONFIRMATION REQUEST

The Debtors, the Consenting Noteholders and the Committee believe that Confirmation of the Plan is desirable and in the best interests of all holders of Claims and Interests. The Debtors, the Consenting Noteholders, and the Committee urge you to vote to accept the Plan and to evidence such acceptance by returning the Ballot(s) so they will be received by the Voting Deadline.

The Debtors, the Consenting Noteholders, and the Committee request Confirmation of this Plan pursuant to § 1129 of the Bankruptcy Code.

Dated: February 6, 2026Respectfully submitted,

Zynex, Inc. and its Debtor Affiliates

By:/s/ Vikram Bajaj
Name:Vikram Bajaj

Title:Chief Financial Officer

Exhibit A

Global Settlement Term Sheet

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Zynex, Inc.
Global Settlement Term Sheet

This term sheet (the “Global Settlement Term Sheet”) sets forth the principal terms of the proposed global settlement (the “Global Settlement”) by and among the Debtors, the Ad Hoc Noteholder Group, and the Committee of all disputes and potential litigation of all claims and controversies relating to the Debtors and the treatment of Convertible Notes Claims and General Unsecured Claims upon the emergence of Zynex, Inc. and its direct and indirect subsidiaries (collectively, the “Company” or the “Debtors” and, upon emergence from chapter 11, the “Reorganized Debtors”) pursuant to the Plan to which this Global Settlement Term Sheet is attached.[1]

The Global Settlement is conditioned on: (i) the Stalking Horse Bidder being selected as the Successful Bidder and serving as the Plan Sponsor; (ii) the Committee supporting confirmation of the Plan Sponsor’s chapter 11 plan of reorganization, (the “Plan”); and (iii) the Plan achieving effectiveness (e.g., all conditions precedent to the occurrence of the Effective Date being satisfied).

This Global Settlement Term Sheet sets forth just the principal terms of the Global Settlement and is subject to definitive documentation, including the GUC Trust Agreement to be filed with the Plan Supplement.

Material Terms of the Global Settlement
Term	Description
GUC Trust

On the Effective Date the GUC Trust shall be established for the purpose of, among other things, liquidating the GUC Trust Assets and collecting proceeds thereof, reconciling General Unsecured Claims, administering the Claims of the GUC Trust Beneficiaries on a consolidated basis, and making distributions to GUC Trust Beneficiaries.

GUC Trust Assets:

The following assets will be contributed to the GUC Trust established under the Plan for the benefit of unsecured creditors. All other estate assets will vest in the Reorganized Debtors:

D&O Liability Policies: consisting of the liability coverage policies for the Debtors’ current and former directors and officers listed on Schedule 1 hereto.

GUC Trust Claims and Causes of Action: consisting of all Estate Claims and Causes of Action, including Avoidance Actions, other than any Claims or Causes of Action (including Avoidance Actions) against: (i) continuing vendors, suppliers or contract counterparties of the Debtors or Reorganized Debtors, as determined by the Reorganized Debtors; (ii) any officer or employee of the Debtors as of the Petition Date; (iii) the members of the Special Committee; (iv) any director or officer of the Debtors, other than Thomas Sandgaard or Anna Lucsok, solely with respect to Claims and Causes of Action arising out of or relating to conduct by such directors or officers after August 18, 2025, subject to the outcome of the Investigation; and (v) any other “Released Party” under the Plan.

[1]	Capitalized terms used but not defined herein hereto have the meanings given to such terms in the Plan and Disclosure Statement.

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GUC Trust Funding:

The GUC Trust will be funded with (i) $750,000 in funding provided by the Ad Hoc Noteholder Group and additional amounts (if any) funded by the members of the Committee, in each of the preceding clauses (i) and (ii), with a 1.3x multiple on invested capital (MOIC) (collectively, the “New Money GUC Trust Funding”); and (ii) any amounts budgeted for Committee professionals under the DIP budget that remain after final allowance and payment of Committee professional fees and expenses.

Additional terms and conditions of funding to be negotiated and included in the GUC Trust Agreement.

GUC Trust Participants / Distribution:

Net proceeds of GUC Trust Assets shall be applied as follows:

1.

Until the New Money Trust Funding (including the 1.3x MOIC) is paid in full, after payment of any unpaid GUC Trust administrative fees and expenses, net proceeds of GUC Trust Assets shall be distributed (i) 75% to holders of GUC Trust Class A Interests and (ii) 25% distributed pro rata to holders of GUC Trust Class B Interests.

2.

After payment of the New Money GUC Trust Funding in full, 100% of net proceeds of GUC Trust Assets shall be distributed pro rata to all holders of GUC Trust Class B Interests.

Claims of GUC Trust Beneficiaries holding GUC Trust Class B interests to be administered on a consolidated basis.

For the avoidance of doubt, the GUC Trust shall pay administrative fees and expenses, first from the proceeds of the New Money Trust Funding and other initial GUC Trust funding (if applicable).

GUC Trust Governance / Agreement

The Committee will appoint the GUC Trustee, who shall be reasonably acceptable to Ad Hoc Noteholder Group, such consent not to be unreasonably withheld. The GUC Trustee compensation terms shall be discussed and shall be reasonably acceptable to Ad Hoc Noteholder Group, with such consent not to be unreasonably withheld.

The GUC Trustee shall report to and consult with the GUC Advisory Committee, which shall consist of five (5) members: (i) two (2) members shall be designated by the Ad Hoc Noteholder Group, (ii) two (2) members shall be designated by the Committee, and (iii) one (1) independent member shall be mutually agreed upon among the Ad Hoc Noteholder Group and the Committee.

The GUC Trustee shall appoint professionals. The GUC Trustee shall not be subject to removal except by Court order.

The GUC Trust Agreement and related documents shall be drafted by Committee and will be consistent with this Global Settlement Term Sheet and otherwise in form and substance reasonably acceptable to the Ad Hoc Noteholder Group, with such consent not to be unreasonably withheld. Notwithstanding the foregoing, provisions governing claims reconciliation, including thresholds requiring consent of GUC Advisory Committee, shall be discussed with and must be reasonably acceptable to Ad Hoc Noteholder Group, with such consent not to be unreasonably withheld.

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Cooperation

Subject to review of pertinent D&O Insurance Policies, Reorganized Debtors shall provide reasonable cooperation to GUC Trustee in connection with pre-litigation matters.

All documents reasonably requested by the GUC Trustee related to the corpus of the GUC Trust shall be transferred to the GUC Trust on the Effective Date.

Notwithstanding anything herein to the contrary, the Reorganized Debtors will not be required to incur any out-of-pocket expenses in connection with any requests from the GUC Trustee.

Other

If Stalking Horse Bidder is the Successful Bidder, all DIP Obligations will be deemed satisfied and paid in full subject to, and upon consummation of, the Plan.

On the Effective Date, the Debtors shall make the KEIP Payments (as defined in the Debtors’ Motion for Entry of an Order Pursuant to 11 U.S.C. §§ 363 and 503 (I) Authorizing the Debtors to Implement a (A) Key Employee Retention Plan, and (B) Key Employee Incentive Plan, and (II) Granting Related Relief [Docket No. 54].

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Schedule 1 to Global Settlement Term Sheet

D&O Liability Policies

Insurance Policy	Policy Number	Coverage Period
Great American Insurance Group Policy (primary insurance policy)	DOLE069178	February 1, 2025 – February 1, 2026
XL Specialty Insurance Company Excess Policy	ELU202046-25	February 1, 2025 – February 1, 2026
Endurance American Insurance Company Excess Liability Policy	DOX30001477705	February 1, 2025 – February 1, 2026
Beazley Insurance Company Excess Liability Policy	V2A2D0250601	February 1, 2025 – February 1, 2026

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